As filed with the Securities and Exchange Commission on August 8, 2005
Securities Act File No. 333-124141

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Ad.Venture Partners, Inc.
(Exact name of Registrant as specified in charter)

Delaware	6770	20-2650200
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
18 W. 18th Street, 11th Floor
New York, NY 10011
(212) 703-7241
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Howard S. Balter
Chief Executive Officer
Ad.Venture Partners, Inc.
18 W. 18th Street, 11th Floor
New York, NY 10011
(212) 703-7241
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey Gian-Michele aMarca Cooley Godward llp One Maritime Plaza, 20th Floor San Francisco, CA 94111-3580 (415) 693-2000 (415) 951-3699 — Facsimile	Floyd I. Wittlin Bingham McCutchen LLP 399 Park Avenue New York, NY 10022-4689 (212) 705-7000 (212) 752-5378 — Facsimile
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:    ☑

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 8, 2005
PRELIMINARY PROSPECTUS
$75,000,000
12,500,000 Units
        Ad.Venture Partners, Inc. is a blank check company recently formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries.
      This is an initial public offering of our securities. Each unit that we are offering consists of:

•	one share of our common stock; and

•	two warrants.
      Each warrant entitles the holder to purchase one share of our common stock at a price of $5.00. Each warrant will become exercisable on the later of our completion of a business combination or                     , 2006, and will expire on                     , 2010, or earlier upon redemption.
      We have granted the underwriters a 45-day option to purchase up to 1,875,000 additional units solely to cover over-allotments, if any (over and above the 12,500,000 units referred to above). The over-allotment will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to Wedbush Morgan Securities Inc., the representative of the underwriters, for $100, as additional compensation, an option to purchase up to a total of 625,000 units at $7.50 per unit. The units issuable upon exercise of this option are identical to those offered by this prospectus, except that each of the warrants underlying such units entitles the holder to purchase one share of our common stock at a price of $6.65. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part.
      There is presently no public market for our units, common stock or warrants. We anticipate that our units will be quoted on the OTC Bulletin Board under the symbol                     on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 1,875,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. For more information, see section below entitled “Description of Securities — Units.” Once the securities comprising the units begin separate trading, we anticipate that the common stock and warrants will be traded on the OTC Bulletin Board under the symbols and                     , respectively.
       Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public Offering	Underwriting Discount	Proceeds, Before
	Price	and Commission	Expenses, to Us

Per unit	$6.00	$.24	$5.76
Total	$75,000,000	$3,000,000	$72,000,000
      Of the net proceeds we receive from this offering, $70,565,000 ($5.65 per unit) will be deposited into a trust account at Smith Barney, Citigroup Global Markets Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee.
      We are offering the units for sale on a firm-commitment basis. Wedbush Morgan Securities Inc., acting as the representative of the underwriters, expects to deliver our securities to investors in the offering on or about                     , 2005.
Wedbush Morgan Securities

Adams Harkness

Maxim Group LLC

Ramius Securities
                    , 2005

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

PROSPECTUS SUMMARY
      This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements, and the related notes and schedules thereto. Unless otherwise stated in this prospectus, references to “we,” “us” or “our” refer to Ad.Venture Partners, Inc. Unless we tell you otherwise, the information in this prospectus assumes that the underwriters have not exercised their over-allotment option or the purchase option granted to Wedbush Morgan Securities Inc.
      Unless we tell you otherwise, the term “business combination” as used in this prospectus means an acquisition of, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses. In addition, unless we tell you otherwise, the term “public stockholder” as used in this prospectus refers to those persons that purchase the securities offered by this prospectus including any of our existing stockholders that purchase these securities; provided that our existing stockholders’ status as “public stockholders” shall exist only with respect to those securities so purchased. Certain numbers in this prospectus have been rounded.
      We are a recently organized Delaware blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. To date, our efforts have been limited to organizational activities.
      We believe that there are opportunities for acquisitions in the technology, media and telecommunications industries and that our management team, with its experience in starting, financing, growing and operating technology, media and telecommunications companies, gives us an advantage in sourcing, structuring and consummating a business combination. Through our management team and our directors, we believe that we have extensive contacts and sources, including private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants, from which to generate acquisition opportunities. The members of our management team intend to use their operating and transaction experience to find and evaluate potential target companies and to maintain and build on the relationships that they have developed through their years of experience in the technology, media and telecommunications industries.
      While we may seek to effect business combinations with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. Consequently, if we cannot identify and acquire multiple operating businesses contemporaneously, we will need to identify and acquire a larger single operating business.
      We are a Delaware corporation formed on April 7, 2005. Our offices are located at 18 W. 18th Street, 11th Floor, New York, New York 10011, and our telephone number is (212)703-7241.

THE OFFERING

Securities Offered:	12,500,000 units, at $6.00 per unit, each unit consisting of:

• one share of common stock; and

• two warrants.

The units will begin trading on or promptly after the date of this prospectus. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 1,875,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. In no event will separate trading of the common stock and warrants be allowed until we have filed an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including an audited balance sheet, upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K, and if such over-allotment option is exercised after such time, we will file an additional Current Report on Form 8-K including an audited balance sheet reflecting our receipt of the gross proceeds from such exercise of the over-allotment. For more information, see section below entitled “Description of Securities—Units”.

Common Stock:

Number of shares outstanding before this offering:	3,124,998 shares

Number of shares to be outstanding after this offering:	15,624,998 shares

Warrants:

Number of warrants outstanding before this offering:	0 warrants

Number of warrants to be outstanding after this offering:	25,000,000 warrants

Exercisability:	Each warrant is exercisable for one share of common stock.

Exercise price:	$5.00

Exercise period:	The warrants will become exercisable on the later of:

• the completion of a business combination on terms as described in this prospectus; or

• , 2006.

The warrants will expire at 5:00 p.m., New York City time, on , 2010, or earlier upon redemption.

Redemption:	We may redeem the outstanding warrants (including warrants issued and outstanding at the time of redemption as a result of the exercise of the purchase option that we have agreed to sell to Wedbush Morgan Securities Inc.):

• in whole and not in part;

• at a price of $.01 per warrant at any time after the warrants become exercisable;

• upon a minimum of 30 days’ prior written notice of redemption; and

• if, and only if, the last sales price of our common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Proposed OTC Bulletin Board symbols for our securities:

Units:

Common Stock:

Warrants:

Offering proceeds to be held in trust:	$70,565,000 of the proceeds of this offering ($5.65 per unit) will be placed in a trust account at Smith Barney, Citigroup Global Markets Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee, pursuant to an agreement to be signed on the date of this prospectus (and in the event the units are registered for sale or resale in Colorado, pursuant to Section 11-51-302(6) of the Colorado Revised Statutes). These proceeds will not be released until the earlier of (i) the completion of a business combination on the terms as described in this prospectus and (ii) our liquidation. Therefore, unless and until a business combination is consummated, the proceeds held in the trust account will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the structuring and negotiation of an agreement to effect the business combination, including the making of a down payment or the payment of exclusivity or similar fees, if any. These expenses may be paid prior to a business combination only from the net proceeds of this offering not held in the trust account (initially, approximately $850,000 after the payment of the expenses relating to this offering). Additionally, the proceeds held in the trust account may be used to pay the underwriters an additional fee equal to 2% of the gross proceeds of this offering and to Wedbush Morgan Securities Inc. an expense allowance equal to 1% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), in each case upon the consummation of our initial business combination.

None of the warrants may be exercised until after the consummation of a business combination and, thus, after the proceeds of the trust account have been disbursed. Accordingly, the warrant exercise price will be paid directly to us.

The stockholders must approve business combination:	We will seek stockholder approval before we effect our initial business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. We will proceed with a business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering both vote against the business combination and, subsequently, exercise their conversion rights described below. An existing stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they receive as part of the units. For more information, see the section below entitled “Proposed Business— Effecting a business combination— Opportunity for stockholder approval of business combination.”

Conversion rights for stockholders voting to reject a business combination:	Public stockholders voting against a business combination will be entitled to convert their stock into a pro rata share of the trust account, including any interest earned on their portion of the trust account (net of taxes payable on income of the trust funds), if the business combination is approved and consummated.

Audit Committee:	We have established an audit committee composed entirely of independent directors to, among other things, monitor compliance on a quarterly basis with the terms described above and the other terms relating to this offering. If any noncompliance is identified, then the Audit Committee is charged with the responsibility to immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. For more information, see the section below entitled “Management— Committee of the Board of Directors.”

Liquidation if no business combination:	We will dissolve and promptly distribute only to our public stockholders the amount in our trust account plus any remaining net assets if we do not effect a business combination within 18 months after consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 18 months after consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. There will be no distribution from the trust account with respect to our warrants, and all rights with respect to our warrants will effectively cease upon our liquidation. For more information, see the section below entitled “Proposed Business— Effecting a business combination— Liquidation if no business combination.”
Risks
In making your decision whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Further, our existing stockholders’ initial equity investment is less than that which is required by the North American Securities Administrators Association, Inc. and we do not satisfy such association’s Statement of Policy Regarding Unsound Financial Condition. You should carefully consider these and the other risks set forth in the section entitled “Risk Factors” beginning on page 7 of this prospectus.

SUMMARY FINANCIAL DATA
      The following table summarizes the relevant financial data for our business and should be read in conjunction with our financial statements, and the related notes and schedules thereto, which are included in this prospectus. To date, our efforts have been limited to organizational activities and activities related to this offering so only balance sheet data is presented below.

	April 13, 2005

	Actual	As Adjusted(1)

Balance Sheet Data:
Working capital (deficit)	$(70,000)	$71,415,000
Total assets	221,000	71,415,000
Total liabilities	221,000	—
Value of common stock that may be converted to cash ($5.65 per share)	—	14,105,944
Stockholders’ equity	—	57,309,056

(1)	Excludes the $100 purchase price for the purchase option issued to Wedbush Morgan Securities Inc.
     The “as adjusted” information gives effect to the five-for-six reverse split of our common stock effected on August 5, 2005 and the sale of the units we are offering pursuant to this prospectus, including the application of the estimated gross proceeds and the payment of the estimated remaining costs from such sale.
      The working capital (as adjusted) and total assets (as adjusted) amounts include the $70,565,000 being held in the trust account, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, we will be dissolved and the proceeds held in the trust account will be distributed solely to our public stockholders.
      We will not proceed with a business combination if public stockholders owning 20% or more of the shares sold in this offering both vote against the business combination and, subsequently, exercise their conversion rights. Accordingly, we may effect a business combination if public stockholders owning up to approximately 19.99% of the shares sold in this offering exercise their conversion rights. If this occurred, we would be required to convert to cash up to approximately 19.99% of the 12,500,000 shares of common stock sold in this offering, or 2,498,750 shares of common stock, at an initial per-share conversion price of $5.65, without taking into account interest earned on the trust account (net of taxes payable on income of the trust funds). The actual per-share conversion price will be equal to the amount in the trust account, including all accrued interest (net of taxes payable on income of the trust funds), as of two business days prior to the proposed consummation of the business combination, divided by the number of shares of common stock sold in this offering.

RISK FACTORS
      An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus, before making a decision to invest in our securities. If any of the following risks occur, our business, financial conditions and results of operations may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.
Risks associated with our business
We are a development stage company with no operating history and, accordingly, you will have no basis upon which to evaluate our ability to achieve our business objective.
      We are a recently incorporated development stage company with no operating results to date. Therefore, our ability to begin operations is dependent upon obtaining financing through the public offering of our securities. Because we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire one or more operating businesses in the technology, media or telecommunications industries. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We will not generate any revenues (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. We cannot assure you as to when or if a business combination will occur.
We may not be able to consummate a business combination within the required time frame, in which case, we would be forced to liquidate.
      We must complete a business combination with a fair market value of at least 80% of our net assets at the time of acquisition within 18 months after the consummation of this offering (or within 24 months after the consummation of this offering if a letter of intent, agreement in principle or a definitive agreement has been executed within 18 months after the consummation of this offering and the business combination relating thereto has not yet been consummated within such 18-month period). If we fail to consummate a business combination within the required time frame, we will be forced to liquidate our assets. We may not be able to find suitable target businesses within the required time frame. In addition, our negotiating position and our ability to conduct adequate due diligence on any potential target may be reduced as we approach the deadline for the consummation of a business combination. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and neither we, nor any affiliate, attorney, agent or representative acting on our behalf, has had any contacts or discussions with any target business regarding such a transaction or taken any direct or indirect measures to locate or search for a target business.
Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to do so.
      Since January 1, 2004, based upon publicly available information, approximately 26 similarly structured blank check companies have completed initial public offerings. Of these companies, none have consummated a business consummation, while four companies have announced they have entered into a definitive agreement for a business combination, but have not consummated such business combination. Accordingly, there are approximately 26 blank check companies with approximately $1.164 billion in trust that are seeking to carry out a business plan similar to our business plan. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of those companies must complete a business combination in specific industries, a number of them may consummate a business combination in any industry they choose or have very broad definitions of the industry they will target. Therefore, we may be subject to competition from these and other companies seeking to consummate a business plan similar to ours. Because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time periods. Further, because only four of such companies have entered into a definitive agreement for a business combination, it may indicate that there are fewer attractive target businesses available to such entities or that many privately held target businesses are not inclined to enter into these types of transactions with publicly held blank check companies like ours. If we are unable to consummate a business combination with a target business within the prescribed time periods, we will be forced to liquidate.
We may have insufficient resources to cover our operating expenses and the expenses of consummating a business combination.
      We have reserved approximately $850,000 from the proceeds of this offering to cover our operating expenses for the next 24 months and to cover the expenses incurred in connection with a business combination. This amount is based on management’s estimates of the costs needed to fund our operations for the next 24 months and consummate a business combination. Those estimates may prove inaccurate, especially if a portion of the available proceeds is used to make a down payment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. If we do not have sufficient proceeds available to fund our expenses, we may be forced to obtain additional financing, either from our management or the existing stockholders or from third parties. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we do not have sufficient proceeds and cannot find additional financing, we may be forced to liquidate prior to consummating a business combination.
If we are forced to liquidate before a business combination, our public stockholders will receive less than $6.00 per share upon distribution of the trust account and our warrants will expire worthless.
      If we are unable to complete a business combination and are forced to liquidate our assets, the per-share liquidation will be less than $6.00 because of the expenses related to this offering, our general and administrative expenses and the anticipated costs of seeking a business combination. Furthermore, the warrants will expire worthless if we liquidate before the completion of a business combination.
You will not be entitled to protections normally afforded to investors of blank check companies under federal securities laws.
      Because the net proceeds of this offering are intended to be used to complete a business combination with one or more operating businesses that have not been identified, we may be deemed to be a blank check company under the federal securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the Securities and Exchange Commission, or SEC, upon consummation of this offering, including an audited balance sheet demonstrating this fact, we believe that we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we do not believe we are subject to Rule 419, our units will be immediately tradeable and we have a longer period of time within which to complete a business combination in certain circumstances. For a more detailed comparison of our offering to offerings under Rule 419, see the section below entitled “Proposed Business — Comparison to offerings of blank check companies.”
If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $5.65 per share.
      Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the per-share liquidation price could be less than $5.65, plus interest (net of taxes payable on income of the trust funds), due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, Howard S. Balter, our chairman of the board and chief executive officer, and Ilan M. Slasky, our president and secretary, will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of vendors for services rendered or products sold to us, or claims of any target businesses with which we have entered into a letter of intent, confidentiality agreement or other written agreement, in each case to the extent the payment of such debts or obligations actually reduces the amount of funds in the trust accounts. However, we cannot assure you that Messrs. Balter and Slasky will be able to satisfy those obligations.
Because we have not currently selected any prospective target businesses with which to complete a business combination, investors in this offering are unable to currently ascertain the merits or risks of any particular target business’ operations.
      Because we have not yet selected or approached any prospective target businesses, investors in this offering have no current basis to evaluate the possible merits or risks of any particular target business’ operations. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors, or that we will have adequate time to complete due diligence. We also cannot assure you that an investment in our units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in any particular target business. For a more complete discussion of our selection of target businesses, see the section below entitled “Proposed Business — Effecting a business combination — We have not selected or approached any target businesses.”
We may issue shares of our capital stock, including through convertible debt securities, to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.
      Our Amended and Restated Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001. Immediately after this offering (assuming no exercise of the underwriters’ over-allotment option), there will be 7,500,002 authorized but unissued shares of our common stock available for issuance (after appropriate reservation for the issuance of shares upon full exercise of our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc.) and all of the 1,000,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue any securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to complete a business combination. The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•	may significantly reduce the equity interest of investors in this offering;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

      For a more complete discussion of the possible structure of a business combination, see the section below entitled “Proposed Business — Effecting a business combination — Selection of target businesses and structuring of a business combination.”
We may issue notes or other debt securities, or otherwise incur substantial debt, to complete a business combination, which may adversely affect our leverage and financial condition.
      Although we have no commitments as of the date of this offering to incur any debt, we may choose to incur a substantial amount of debt to finance a business combination. The incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of any debt documents, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.
Our ability to successfully effect a business combination and to be successful afterwards will be completely dependent upon the efforts of our key personnel, some of whom may join us following a business combination, who may be unfamiliar with the requirements of operating a public company and whom we would have only a limited ability to evaluate.
      Our ability to successfully effect a business combination will be completely dependent upon the efforts of our key personnel. The future role of our key personnel following a business combination, however, cannot presently be fully ascertained. Specifically, the members of our current management are not obliged to remain with us subsequent to a business combination. As a result, our management and other key personnel, particularly our chairman of the board and chief executive officer, and our president and secretary, may not remain associated with us following a business combination and we may employ other personnel following a business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company as well as United States securities laws, which could cause us to have to expend time and resources helping them become familiar with such laws. This could be expensive and time-consuming and could lead to various regulatory issues that may adversely affect our operations.
Our officers and directors may allocate their time to other businesses, thereby causing conflicts of interest in their determination as to how much time to devote to our affairs. This could have a negative impact on our ability to consummate a business combination.
      Our officers and directors are not required to, and will not, commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. This could have a negative impact on our ability to consummate a business combination. We do not intend to have any full time employees prior to the consummation of a business combination. Each of our officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours per week to our affairs. For example, Mr. Balter, our chairman of the board and chief executive officer, and Mr. Slasky, our president and secretary, serve as chairman and vice chairman, respectively, and are each a managing member for eXact Advertising, LLC, a privately held diversified Internet advertising company. If our officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled “Certain Relationships and Related Transactions.”
Our officers and directors are and may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and, accordingly, may have conflicts of interest in determining to which entity a particular business opportunity should be presented.
      Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as the other entities with which they are or may be affiliated. Further, certain of our officers and directors are currently involved in other businesses that are similar to the business activities that we intend to conduct following a business combination. For example, as discussed above, Mr. Balter, our chairman of the board and chief executive officer, and Mr. Slasky, our president and secretary, serve as chairman and vice chairman, respectively, and are each a managing member for eXact Advertising, LLC. Due to these existing affiliations, they may have fiduciary obligations to present potential business opportunities to those entities prior to presenting them to us which could cause additional conflicts of interest. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. We cannot assure you that these conflicts will be resolved in our favor. For a complete discussion of our management’s business affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled “Management — Directors and Executive Officers” and “Certain Relationships and Related Transactions.”
Because all of our directors own shares of our securities that will not participate in liquidation distributions, they may have a conflict of interest in determining whether a particular target business is appropriate for a business combination.
      All of our directors own stock in our company, but have, with respect to those shares of common stock acquired by them prior to this offering, waived their right to receive distributions upon our liquidation in the event we fail to complete a business combination. Additionally, Messrs. Balter and Slasky have agreed with Wedbush Morgan Securities Inc. that they and certain of their affiliates or designees collectively will place bids for and, if their bids are accepted, spend up to $2,100,000 to purchase warrants in the public marketplace at prices not to exceed $.70 per warrant following this offering. Those shares and warrants owned by our directors will be worthless if we do not consummate a business combination. The personal and financial interests of our directors may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner. Consequently, our directors’ discretion in identifying and selecting suitable target businesses may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.
Our directors’ and officers’ interests in obtaining reimbursement for out-of-pocket expenses incurred by them may lead to a conflict of interest in determining whether a particular target business is appropriate for a business combination and in the public stockholders’ best interest.
      Our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust fund unless the business combination is consummated. The amount of available proceeds is based on management’s estimates of the costs needed to fund our operations for the next 24 months and consummate a business combination. Those estimates may prove to be inaccurate, especially if a portion of the available proceeds is used to make a down payment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. The financial interest of our directors and officers could influence their motivation in selecting a target business or proceeding with a business combination and thus, there may be a conflict of interest in determining whether a particular business combination is in the public stockholders’ best interest. Specifically, our existing stockholders may view potential business combinations where such excess expenses would be repaid more favorably than those where such excess expenses would not be repaid or any business combination in which such excess expenses would be repaid more favorably than no business combination.
We may engage in a business combination with one or more target businesses that have relationships with entities with which our initial stockholders also have relationships, which may raise potential conflicts of interest.
      In light of our initial stockholders’ involvement with other technology, media and telecommunications businesses and our purpose to consummate a business combination with one or more operating businesses in those same sectors, we may decide to acquire one or more businesses affiliated with our initial stockholders. Despite our obligation to obtain an opinion from an independent investment banking firm that a business combination with one or more businesses affiliated with our initial stockholders is fair to our stockholders from a financial point of view, potential conflicts of interest may still exist, and as a result, the terms of the business combination may not be as advantageous to our public stockholders as it would be absent any conflicts of interest.
If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.
      If at any time we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934, as amended. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchasers legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
      If our common stock becomes subject to these rules, broker-dealers may find it difficult to effect customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.
It is probable that we will only be able to complete one business combination, which may cause us to be solely dependent on a single business and a limited number of products or services.
      The net proceeds from this offering will provide us with approximately $71,415,000, which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including insufficient financing or the difficulties involved in consummating the contemporaneous acquisition of more than one operating company. Therefore, it is probable that we will have the ability to complete a business combination with only a single operating business, which may have only a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.
      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.
Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.
      We expect to encounter intense competition from other entities having a business objective similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, together with additional financing if available, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the consummation of a transaction;

•	our obligation to convert into cash the shares of common stock in certain instances may reduce the resources available for a business combination; and

•	our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination.
      In addition, because our business combination may entail the contemporaneous acquisition of several operating businesses and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.
We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure or abandon a particular business combination.
      Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet selected or approached any prospective target businesses, we cannot ascertain the capital requirements for any particular business combination. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of target businesses, or because we become obligated to convert into cash a significant number of shares from dissenting stockholders, we will be required to seek additional financing through the issuance of equity or debt securities or other financing arrangements. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure or abandon that particular business combination and seek alternative target business candidates. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target businesses. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target businesses. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.
Our existing stockholders, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.
      Upon consummation of our offering, our existing stockholders, including our officers and directors, will collectively own approximately 20% of our issued and outstanding shares of common stock. Messrs. Balter and Slasky have agreed with Wedbush Morgan Securities Inc. that they and certain of their affiliates or designees collectively will place bids for and, if their bids are accepted, spend up to $2,100,000 to purchase warrants in the public marketplace at prices not to exceed $.70 per warrant. Although these warrants are not exercisable until after the completion of our initial business combination, the exercise at that time would further increase the initial stockholders’ ownership of the issued and outstanding shares of our common stock.
      In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion.
      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. It is unlikely that there will be an annual meeting of stockholders to elect new directors prior to the consummation of a business combination, in which case all of the current directors will continue in office at least until the consummation of the business combination. If there is an annual meeting, as a consequence of our “staggered” board of directors, only a minority of the board of directors will be considered for election and our existing stockholders, because of their ownership position, will have considerable influence regarding the outcome. Accordingly, our existing stockholders will continue to exert control at least until the consummation of a business combination and may continue to exercise substantial control after a business combination due to their significant ownership. In addition, our existing stockholders and their affiliates and relatives are not prohibited from purchasing units in this offering or shares in the aftermarket, and they will have full voting rights with respect to any shares of common stock they may acquire, either through this offering or in subsequent market transactions. If they do, we cannot assure you that our existing stockholders will not have considerable influence upon the vote in connection with a business combination.

Our existing stockholders paid approximately $.0003 per share for their shares and, accordingly, you will experience immediate and substantial dilution from the purchase of our common stock.
      The difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to you and the other investors in this offering. The fact that our existing stockholders acquired their shares of common stock at a nominal price has significantly contributed to this dilution. Assuming the offering is completed, you and the other new investors will incur an immediate and substantial dilution of approximately 27% or $1.63 per share (the difference between the pro forma net tangible book value per share of $4.37 and the initial offering price of $6.00 per unit).

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect a business combination.
      In connection with this offering, as part of the units, we will be issuing warrants to purchase 25,000,000 shares of common stock. In addition, we have agreed to sell to Wedbush Morgan Securities Inc. an option to purchase up to a total of 625,000 units, which, if exercised, will result in the issuance of warrants to purchase an additional 1,250,000 shares of common stock. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants may make it more difficult to effectuate a business combination or increase the cost of a target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

The obligations of Messrs. Balter and Slasky and the managing underwriters to purchase warrants in the open market may support the market price of the warrants during the forty-five-calendar day period commencing on the date separate trading of the warrants begins and, accordingly, the market price of the warrants may substantially decrease upon the termination of such obligations.
      Messrs. Balter and Slasky have agreed with Wedbush Morgan Securities Inc. that after this offering is completed and within the first forty-five calendar days after the separate trading of the warrants has commenced, they or certain of their affiliates or designees collectively will place bids for and, if their bids are accepted, spend up to $2,100,000 to purchase warrants at market prices not to exceed $0.70 per warrant. Messrs. Balter and Slasky will not have any discretion or influence with respect to such purchases and will not be able to sell or transfer any warrants purchased in the open market pursuant to such plans until following the consummation of a business combination. In addition, the managing underwriters have agreed to place bids for and, if their bids are accepted, spend up to $400,000 to purchase warrants at market prices not to exceed $0.70 per warrant within the same forty-five-calendar day period. Wedbush Morgan Securities Inc. (or any other broker to which Wedbush Morgan Securities Inc. may assign the order) has agreed to make such warrant purchases in such amounts and at such times as it may determine, in its sole discretion, during the forty-five-calendar day period, subject only to the $0.70 market price limitation. Such warrant purchases may serve to support the market price of the warrants during such forty-five-calendar day period at a price above that which would prevail in the absence of such purchases by Messrs. Balter and Slasky and the managing underwriters. However, the obligations of Messrs. Balter and Slasky and the managing underwriters to purchase warrants shall terminate at the end of the forty-fifth calendar day after separate trading of the warrants has commenced or the earlier purchase of all the warrants obligated to be purchased. The termination of the support provided by the warrant purchases may materially adversely affect the trading price of the warrants. In addition, as a result of the discretion granted to Wedbush Morgan Securities Inc., less than the full amount of warrants may be purchased irrespective of whether market prices exceed $0.70 per warrant.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.
      Our existing stockholders are entitled to demand that we register the resale of their shares of common stock in certain circumstances. For more information, please see the section below entitled “Certain Relationships and Related Transactions— Prior Share Issuances.” If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 3,124,998 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effect a business combination or increase the cost of a target business, as the stockholders of a particular target business may be discouraged from entering into a business combination with us or will request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.
If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states in which we will apply to have the securities registered. Although resales of our securities are exempt from state registration requirements, state securities commissioners who view blank check offerings unfavorably could use or threaten to use their investigative or enforcement powers to hinder resales in their states.
      We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York, Rhode Island and Wyoming. If you are not an “institutional investor,” you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state except Idaho may purchase units in this offering pursuant to an exemption provided to these investors in the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. Under the National Securities Markets Improvement Act of 1996, the resale of the units and, once they become separately transferable, the common stock and warrants comprising the units are exempt from state registration requirements. However, each state retains jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissions view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their state. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section below entitled “Underwriting — State Blue Sky Information.”
      Even if you are an institutional investor, you may purchase our securities in this offering only if you are located in a jurisdiction permitting sales of the units to institutional investors. You should consult with your own legal advisors to determine if you are eligible to participate in this offering.
We intend to have our securities quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange.
      Our securities will be traded in the over-the-counter market. It is anticipated that they will be quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities sponsored and operated by the National Association of Securities Dealers, Inc., or NASD, but not included in The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. Lack of liquidity will limit the price at which you may be able to sell our securities or your ability to sell our securities at all.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.
      If we are deemed to be an investment company under the Investment Company Act of 1940, as amended, our activities may be restricted, including:

•	restrictions on the nature of our investments; and

•	restrictions on the issuance of securities, each of which may make it difficult for us to complete a business combination.
      In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.
      We do not believe that our anticipated principal activities will subject us to the Investment Company Act of 1940. To this end, the proceeds held in trust may only be invested by the trust agent in money market funds meeting conditions of the Investment Company Act of 1940 or securities issued or guaranteed by the United States. By restricting the investment of the proceeds to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.
Our directors, including those who serve on our Audit Committee, may not be considered “independent” under the policies of the North American Securities Administrators Association, Inc. and, therefore, may take actions or incur expenses that are not deemed to be independently approved or independently determined to be in our best interest.
      Under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors owns shares of our securities and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not “independent.” If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. In addition, we may opt to make down payments or pay exclusivity or similar fees in connection with structuring and negotiating a business combination, which may have the effect of reducing the available proceeds not deposited in the trust account available for reimbursement of out-of-pocket expenses incurred on our behalf. We will not require, however, that the reimbursement of out-of-pocket expenses be included as a term or condition in any agreement with respect to a business combination. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be “independent,” we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and the price of our stock held by the public stockholders.

Because our existing stockholders’ initial equity investment was only $1,000, state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies may disallow our offering in their respective states.
      Pursuant to the Statement of Policy Regarding Promoters Equity Investment promulgated by the North American Securities Administrators Association, Inc., state administrators may disallow an offering in their state of a development stage company if the initial equity investment by a company’s promoters does not exceed (i) 10% of the first $1,000,000, (ii) 7% of the next $500,000, (iii) 5% of the next $500,000, and (iv) 2.5% of the balance over $2,000,000, in each case, of the aggregate public offering price. Based upon our estimated aggregate offering price of $75,000,000, assuming no exercise of the underwriters’ over-allotment option, the minimum initial investment for the purposes of this offering would be approximately $1,985,000 under the above-noted formula. The initial investment of $1,000 by our existing stockholders, some of whom may be deemed “promoters,” is less than the required minimum amount pursuant to this policy. Accordingly, state administrators would have the discretion to disallow our offering. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the existing stockholders may not adequately protect investors.
Because the report of Eisner LLP, our independent registered public accounting firm, contains a going concern qualification, and, to date, we have no revenues from operations and an accumulated deficit, state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy Regarding Unsound Financial Condition may disallow our offering in their respective states.
      Pursuant to the Statement of Policy Regarding Unsound Financial Condition promulgated by the North America Securities Administrators Association, Inc., the securities administrator of a state that has adopted the Statement of Policy may disallow an offering in his state if the financial statements of the issuer contain a footnote or the independent auditor’s report contains an explanatory paragraph regarding the issuer’s ability to continue as a going concern and the issuer has (i) an accumulated deficit, (ii) negative shareholder equity, (iii) an inability to satisfy current obligations as they come due or (iv) negative cash flow or no revenues from operations. The report of Eisner LLP, our independent registered public accounting firm, contains a going concern qualification and we have no revenues from our operations and an accumulated deficit. Accordingly, a state administrator in such a state would have the discretion to disallow our offering. We cannot assure you that our offering would not be disallowed in one or more states pursuant to this policy.
Risks associated with the technology, media and telecommunications industries
Our investments in the technology, media or telecommunications companies may be extremely risky and we could lose all or part of our investments.
      An investment in technology, media or telecommunications companies may be extremely risky relative to an investment in companies operating in other sectors due, in part, to the following factors:

•	they typically have limited operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	because they tend to be privately owned, there is generally little publicly available information about these businesses; therefore, we may not learn all of the material information we need to know regarding these businesses;

•	they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the operations of any technology, media or telecommunications company we may acquire; and

•	they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position.
The technology, media and telecommunications industries are highly cyclical, which may affect our future performance and ability to sell our products and, in turn, hurt our profitability.
      Technology, media and telecommunications products and services tend to be relatively expensive and buyers tend to defer purchases during periods of economic weakness, opting instead to continue to use what they already own. Conversely, during periods of economic strength, technology, media and telecommunications sales frequently exceed expectations. As a consequence, revenues and earnings for technology, media and telecommunications companies may fluctuate more than those of less economically sensitive companies. Due to the cyclical nature of these technology, media and telecommunications industries, inventories may not always be properly balanced, resulting in lost sales when there are shortages or write-offs when there are excess inventories. This may adversely affect the business, financial condition, and results of operations of any target businesses that we may acquire.
If we are unable to keep pace with the changes in the technology, media and telecommunications industries, the products of any target business that we acquire could become obsolete and it could hurt our results of operations.
      The technology, media and telecommunications industries are generally characterized by intense, rapid changes, often resulting in product obsolescence or short product life cycles. Our ability to compete after the consummation of a business combination will be dependent upon our ability to keep pace with changes in these industries. If we are ultimately unable to adapt our operations as needed, our business, financial condition and results of operations following a business combination will be adversely affected.
The technology, media and telecommunications industries are highly competitive and we may not be able to compete effectively which could adversely affect our revenues and profitability upon consummation of a business combination.
      The technology, media and telecommunications industries are rapidly evolving and intensely competitive. We expect competition to intensify in the future. Many of the competitors we will face upon consummation of a business combination may have significantly greater financial, technical, marketing and other resources than we do. In addition, the management of our competitors may have greater operating resources and experience in their respective industries. Some of these competitors may also offer a wider range of services than we can and have greater name recognition and a larger client base. These competitors may be able to respond more quickly and effectively to new or changing opportunities, technologies and client requirements. They may also be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. If we are unable to compete effectively following a business combination, our business, financial condition, results of operations and prospects could be materially adversely affected.
We may not be able to comply with government regulations that may be adopted with respect to the telecommunications and media industries.
      Certain segments of the telecommunications and media industries, including wireline and wireless telecommunications networks, broadcast networks and radio stations, have historically been subject to substantial government regulation. In the past, the regulatory environment, particularly with respect to the telecommunications industry and the television and radio industry, has been fairly rigid. We cannot assure you that regulations currently in effect or adopted in the future will not have a material adverse affect on our ability to acquire a particular telecommunications or media target or on any target business acquired by us.

We may be unable to protect or enforce the intellectual property rights of any target businesses that we acquire.
      After completing a business combination, the procurement and protection of trademarks, copyrights, patents, domain names, trade dress, and trade secrets will be critical to our success. We will likely rely on a combination of copyright, trademark, trade secret laws and contractual restrictions to protect any proprietary technology and rights that we may acquire. Despite our efforts to protect those proprietary technology and rights, we may not be able to prevent misappropriation of those proprietary rights or deter independent development of technologies that compete with the business we acquire. Our competitors may file patent applications or obtain patents and proprietary rights that block or compete with our patents. Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. It is also possible that third parties may claim we have infringed their patent, trademark, copyright or other proprietary rights. Claims or litigation, with or without merit, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our competitive position and business. Depending on the target business or businesses that we acquire, it is likely that we will have to protect copyrights, trademarks, patents, and domain names in an increasing number of jurisdictions, a process that is expensive and may not be successful in every location. With respect to certain proprietary rights, such as trademarks and copyrighted materials, of the target business or businesses that we will acquire, we expect that the target business or businesses will have entered into license agreements in the past and will continue to enter into such agreements in the future. These licensees may take actions that diminish the value of such target business or businesses’ proprietary rights or cause harm to such target business or businesses’ reputation.

USE OF PROCEEDS
      We estimate that the net proceeds of this offering and use of those proceeds will be as set forth in the following table:

	Without Over-	With Over-
	Allotment Option	Allotment Option

Gross proceeds(1)	$75,000,000	$86,250,000
Offering expenses(2)
Underwriting discount (4% of gross proceeds)(3)	3,000,000	3,450,000
Legal fees and expenses (including blue sky services and expenses)	375,000	375,000
Miscellaneous expenses(4)	40,000	40,000
Printing and engraving expenses	75,000	75,000
Accounting fees and expenses	25,000	25,000
SEC registration fee	40,000	40,000
NASD registration fee	30,000	30,000
Net proceeds
Held in trust	70,565,000	81,365,000
Percentage of gross proceeds held in trust	94.09%	94.34%
Not held in trust	850,000	850,000

Total net proceeds	$71,415,000	$82,215,000

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$175,000
Due diligence of prospective target businesses	125,000
Legal and accounting fees relating to SEC reporting obligations	100,000
Administrative fees relating to office space	180,000
Working capital to cover miscellaneous expenses, D&O insurance and reserves	270,000

Total	$850,000

(1)	Excludes the payment of $100 from Wedbush Morgan Securities Inc. for its purchase option, proceeds from the sale of units under the purchase option and proceeds from exercise of any warrants.

(2)	A portion of the offering expenses have been paid from the funds we received from Messrs. Balter and Slasky, as described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

(3)	Excludes fees and expense allowances payable to the underwriters upon a consummation of a business combination. See “Underwriting — Commissions and Discounts.”

(4)	Miscellaneous expenses includes the reimbursement of our existing stockholders for out-of-pocket expenses incurred in connection with the offering.

     We intend to use the proceeds from the sale of the units to acquire one or more operating businesses in the technology, media or telecommunications industries.
      Of the net proceeds, $70,565,000, or $81,365,000 if the underwriters’ over-allotment option is exercised in full, of net proceeds will be placed in a trust account at Smith Barney, Citigroup Global Markets Inc., maintained by Continental Stock Transfer & Trust Company acting as trustee. The proceeds will not be released from the trust account until the earlier of the completion of a business combination or our liquidation. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination. Additionally, the proceeds held in the trust account may be used to pay the underwriters an additional fee equal to 2% of the gross proceeds of this offering and to Wedbush Morgan Securities Inc. an expense allowance equal to 1% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), in each case upon the consummation of our initial business combination. We may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target businesses, which may include subsequent acquisitions.
      We have agreed to pay eXact Advertising, LLC, an affiliate of Messrs. Balter and Slasky, a monthly fee of $7,500 for general and administrative services including office space, utilities and secretarial support. We believe, based on rents and fees for similar services in the New York, New York metropolitan area, that the fee charged by eXact Advertising, LLC is at least as favorable as we could have obtained from an unaffiliated third party.
      We intend to use the excess working capital (approximately $270,000) for director and officer liability insurance premiums (approximately $100,000), with the balance of $170,000 being held in reserve for other expenses of structuring and negotiating business combinations, as well as for reimbursement of any out-of-pocket expenses incurred by our existing stockholders in connection with activities on our behalf as described below. Of that amount, we have reserved approximately $150,000 for reimbursement of expenses incurred in connection with conducting due diligence reviews of prospective target businesses. We expect that due diligence of prospective target businesses will be performed by some or all of our officers, directors and existing stockholders and may include engaging market research and valuation firms, as well as other third party consultants. None of our officers, directors or existing stockholders will receive any compensation for their due diligence efforts, other than reimbursement of any out-of-pocket expenses they may incur on our behalf while performing due diligence of prospective target businesses. Any reimbursement of out-of-pocket expenses would be in our discretion. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. We will not require, however, that the reimbursement of out-of-pocket expenses be included as a term or condition in any agreement with respect to a business combination. In addition, we may opt to make down payments or pay exclusivity or similar fees in connection with structuring and negotiating a business combination. We have not reserved any specific amounts for such payments or fees. Any such payments or fees would have the effect of reducing the available proceeds not deposited in the trust account for payment of our ongoing expenses and reimbursement of out-of-pocket expenses incurred on our behalf.
      We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. However, the report of Eisner LLP, our independent registered public accounting firm, contains a going concern qualification.
      The amount of available proceeds is based on management’s estimates of the costs needed to fund our operations for the next 24 months and consummate a business combination. Those estimates may prove inaccurate, especially if a portion of the available proceeds is used to make a down payment or pay exclusivity or similar fees in connection with a business combination or if we expend a significant portion of the available proceeds in pursuit of a business combination that is not consummated. If we do not have sufficient proceeds available to fund our expenses, we may be forced to obtain additional financing, either from our management or the existing stockholders or from third parties. We may not be able to obtain additional financing and our existing stockholders and management are not obligated to provide any additional financing. If we do not have sufficient proceeds and cannot find additional financing, we may be forced to liquidate prior to consummating a business combination.
      Messrs. Balter and Slasky have loaned a total of $150,000 to us for the payment of offering expenses. The loans bear interest at a rate of 4% per year and will be payable on the earlier of April 11, 2006 or the consummation of this offering. The loans will be repaid out of the net proceeds of this offering not being placed in trust.
      The net proceeds of this offering that are not immediately required for the purposes set forth above will be invested only in money market funds meeting conditions of the Investment Company Act of 1940 or securities issued or guaranteed by the United States so that we are not deemed to be an investment company under the Investment Company Act of 1940. The interest income derived from investment of the net proceeds not held in trust during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.
      No compensation of any kind (including finder’s and consulting fees) will be paid to any of our existing stockholders, or, other than the payment of $7,500 per month to eXact Advertising, LLC in connection with the general and administrative services arrangement, any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, our existing stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as participating in the offering process, identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.
      A public stockholder will be entitled to receive funds from the trust account (including interest earned on his, her or its portion of the trust account (net of taxes payable on income of the trust funds)) only in the event of our liquidation upon our failure to complete a business combination or if that public stockholder were to seek to convert such shares into cash in connection with a business combination which the public stockholder previously voted against and which we actually consummate. In no other circumstances will a public stockholder have any right or interest of any kind to or in the trust account.

CAPITALIZATION
      The following table sets forth our capitalization at April 13, 2005 and as adjusted to give effect to the five-for-six reverse stock split on August 5, 2005, the sale of our units and the application of the estimated net proceeds derived from the sale of our units:

	April 13, 2005

	Actual	As Adjusted

	(Audited)
Notes payable to stockholders	$150,000	$—

Total debt	$150,000	$—

Common stock, $.0001 par value, -0- and 2,498,750 of which, respectively, are subject to possible conversion	$—	$14,105,944

Stockholders’ equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—	—

Common stock, $.0001 par value, 50,000,000 shares authorized; 3,124,998 shares issued and outstanding, 13,126,248 shares issued and outstanding (excluding 2,498,750 shares which are subject to possible conversion), as adjusted	$312	$1,313
Additional paid-in capital	688	57,308,743
Deficit accumulated during the development stage	(1,000)	(1,000)

Total stockholders’ equity	—	57,309,056

Total capitalization	$150,000	$71,415,000

      If we consummate a business combination, the conversion rights afforded to our public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of shares sold in this offering at a per-share conversion price equal to the amount in the trust account, inclusive of any interest thereon (net of taxes payable on income of the trust funds), as of two business days prior to the proposed consummation of a business combination, divided by the number of shares sold in this offering.

DILUTION
      The difference between the public offering price per share of common stock, assuming no value is attributed to the warrants included in the units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock that may be converted into cash), by the number of outstanding shares of our common stock.
      At April 13, 2005, our net tangible book value was a deficiency of approximately $70,000, or approximately $(.02) per share of common stock. After giving effect to the five-for-six reverse stock split effected on August 5, 2005, the sale of 10,001,250 shares of common stock included in the units (but excluding shares underlying the warrants included in the units), and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value (as decreased by the value of 2,498,750 shares of common stock which may be converted into cash) at April 13, 2005 would have been approximately $57,309,056 or $4.37 per share, representing an immediate increase in net tangible book value of $4.39 per share to the existing stockholders and an immediate dilution of $1.63 per share or 27% to new investors not exercising their conversion rights.
      The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Public offering price		$6.00
Net tangible book value before this offering	$(0.02)
Increase attributable to new investors	4.39

Pro forma net tangible book value after this offering		4.37

Dilution to new investors		$1.63

      Our pro forma net tangible book value after this offering has been reduced by approximately $14,105,944 because if we effect a business combination, the conversion rights to the public stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the shares sold in this offering at a per-share conversion price equal to the amount in the trust account calculated as of two business days prior to the consummation of the proposed business combination, inclusive of any interest (net of taxes payable on income of the trust funds), divided by the number of shares sold in this offering.
      The following table sets forth information with respect to our existing stockholders and the new investors:

	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percentage	Amount	Percentage	Share

Existing stockholders	3,124,998	20%	$1,000	0.0013%	$0.0003
New investors	12,500,000	80%	$75,000,000	99.9987%	$6.00

Total	15,624,998	100.00%	$75,001,000	100.00%

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      We were formed on April 7, 2005, as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries. We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and neither we, nor any affiliate, attorney, agent or representative acting on our behalf, has had any contacts or discussions with any target business with respect to such a transaction or taken any direct or indirect measures to locate or search for a target business. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, to effect a business combination.
      The issuance of additional capital stock, including upon conversion of any convertible debt securities we may issue, or the incurrence of debt could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities):

•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.
      Similarly, the incurrence of debt:

•	may lead to default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	may cause an acceleration of our obligations to repay the debt even if we make all principal and interest payments when due if we breach the covenants contained in the terms of the debt documents, such as covenants that require the maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	may create an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	may hinder our ability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.
      To date, our efforts have been limited to organizational activities. We have neither engaged in any operations nor generated any revenues to date.
      We estimate that the net proceeds from the sale of the units will be $71,415,000 (or $82,215,000 if the underwriters’ over-allotment is exercised in full), after deducting offering expenses of approximately $585,000 and underwriting discounts of approximately $3,000,000 (or $3,450,000 if the underwriters’ over-allotment option is exercised in full). Of this amount, $70,565,000, or $81,365,000 if the underwriters’ over-allotment option is exercised in full, will be held in trust and the remaining $850,000 in either case will not be held in trust. We will use substantially all of the net proceeds of this offering to acquire one or more operating businesses, including identifying and evaluating prospective acquisition candidates, selecting one or more operating businesses, and structuring, negotiating and consummating the business combination. However, we may not use all of the proceeds in the trust in connection with a business combination, either because the consideration for the business combination is less than the proceeds in trust or because we finance a portion of the consideration with our capital stock or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or businesses.
      We believe that, upon consummation of this offering, the funds available to us outside of the trust account will be sufficient to allow us to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate making the following expenditures:

•	approximately $175,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiating of a business combination;

•	approximately $125,000 of expenses for the due diligence and investigation of a target business;

•	approximately $100,000 of expenses in legal and accounting fees relating to our SEC reporting obligations;

•	approximately $180,000 of expenses in fees relating to our office space and certain general and administrative services; and

•	approximately $270,000 for general working capital that will be used for miscellaneous expenses and reserves, including approximately $100,000 for director and officer liability insurance premium.

      We do not believe we will need additional financing following this offering in order to meet the expenditures required for operating our business. However, we may need to obtain additional financing to the extent such financing is required to consummate a business combination, in which case we may issue additional securities or incur debt in connection with such business combination.
      As of April 12, 2005, Messrs. Balter and Slasky have loaned a total of $150,000 to us for payment of offering expenses. The loans bear interest at a rate of 4% per year and will be payable on the earlier of April 11, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.
      We have also agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 625,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, commencing on the later of the consummation of the business combination and one year after the date of this prospectus and expiring five years after the date of this prospectus. The warrants underlying such units will have terms that are identical to those being issued in this offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The sale of the option will be accounted for as a cost attributable to the proposed offering. Accordingly, there will be no net impact on our financial position or results of operations, except for the recording of the $100 proceeds from the sale. We have estimated, based upon a Black Scholes model, that the fair value of the option on the date of sale would be approximately $3,180,779, using an expected life of five years, volatility of 94.5%, and a risk-free rate of 4.12%. However, because our units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption is derived by averaging five-year historical stock prices for a representative sample of 20 technology, media or telecommunications companies with market capitalizations below $500 million, which we believe is a reasonable benchmark to use in estimating the expected volatility of our units after the consummation of a business combination. Although an expected life of five years was used in the calculation, if we do not consummate a business combination within the prescribed time period and we liquidate, the option will become worthless. The purchase option will provide for registration rights that will permit the holder or holders of the purchase option to demand that a registration statement be filed with respect to all or any part of the securities underlying the purchase option within five years of the completion of this offering. Further, the holder or holders of the purchase option will be entitled to piggy-back registration rights in the event we undertake a subsequent registered offering within seven years of the completion of this offering.

PROPOSED BUSINESS
Introduction
      We are a recently organized Delaware blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more operating businesses in the technology, media or telecommunications industries.
      We believe that there are opportunities for acquisitions in the technology, media and telecommunications industries. In addition, we believe there exists significant potential for growth in these industries as markets expand in response to product innovation and increasing global access to technology. The emergence of voice over Internet protocol, digital music players and Internet advertising are all examples of recent technological advances spawning new industries and markets. In addition, we believe there is significant potential for growth in the technology, media and telecommunications industries outside the United States.
      Our management team has significant experience starting, financing, growing and operating technology, media and telecommunications companies. Mr. Balter, our chairman of the board and chief executive officer, and Mr. Slasky, our president and secretary, have over 24 combined years of experience in these industries. Through our management team and our directors, we believe that we have extensive contacts and sources from which to generate acquisition opportunities. These contacts and sources include private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants. The members of our management team intend to use their operating and transaction experience to find and evaluate potential target companies and to maintain and build on the relationships that they have developed through their years of experience in the technology, media and telecommunications industries.
      While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. Consequently, if we cannot identify and acquire multiple operating businesses contemporaneously, we will need to identify and acquire a larger single operating business or a small number of similarly focused operating businesses.
      Prior to completion of a business combination, we will seek to have all vendors, prospective target businesses or other entities that we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. In the event that a vendor, prospective target business or other entity were to refuse to execute such a waiver, our decision to engage such vendor or other entity or to enter into discussions with such target businesses would be based on our management’s determination that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver.
      We do not have any specific merger, capital stock exchange, asset acquisition or other similar business combination under consideration and neither we, nor any affiliate, attorney, agent or representative acting on our behalf, has had any discussions, formal or otherwise, with respect to such a transaction or taken any direct or indirect measures to locate or search for a target business.
Effecting a Business Combination
General
      We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to use cash derived from the proceeds of this offering, our capital stock, debt or a combination of these to effect a business combination involving one or more operating businesses in the technology, media or telecommunications industries. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, prospective investors will invest in us without an opportunity to evaluate the specific merits or risks of any one or more business combinations. A business combination may involve the acquisition of, or merger with, one or more operating businesses that do not need substantial additional capital but desire to establish a public trading market for their shares, while avoiding what they may deem to be adverse consequences of undertaking a public offering itself. We believe these include certain time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, a business combination may involve one or more companies that may be financially unstable or in the early stages of development or growth.
We have not selected or approached any target businesses
      We do not have any specific business combination under consideration and neither we, nor any affiliate, attorney, agent or representative acting on our behalf, has had any contacts or discussions with any target business regarding a business combination or taken any direct or indirect measures to locate or search for a target business. Subject to the requirement that our initial business combination must be with one or more operating businesses in the technology, media or telecommunications industries that, collectively, have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target businesses with which we may ultimately complete a business combination.
Sources of target businesses
      We anticipate that acquisition candidates will be brought to our attention from various unaffiliated sources, including private equity and venture capital funds, public and private companies, investment bankers, attorneys and accountants, who may present solicited or unsolicited proposals. Our officers and directors and their affiliates intend to solicit such proposals, and may also bring to our attention acquisition candidates. In addition, we anticipate that the positions held and contacts maintained by the members of our management within the financial community will generate other unsolicited proposals, as members of our management have frequently received proposals with respect to prospective investments in the past. Currently we have not received any unsolicited proposals with respect to business combinations with prospective target businesses and we do not anticipate receiving any such unsolicited proposals until we have completed this offering. If we do receive an unsolicited proposal prior to completion of this offering, we will not evaluate it until we have completed this offering. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis, we may engage these firms in the future, in which event we may pay a finder’s fee or other compensation. In addition, we may be asked to pay finder’s fees or other compensation to other sources providing proposals to us. We would not pay finder’s fees or other compensation to any source in respect of a proposal unless we consummate a business combination as a result of such proposal or, prior to receiving such proposal, we had engaged that source to provide us with proposals on a compensated basis. Any such finder’s fee or compensation would be subject to arm’s-length negotiations between the Company and any such professional firms or other sources of proposals. In no event, however, will we pay any of our existing officers, directors, stockholders or any entity with which they are affiliated any finder’s fee or other compensation for services rendered to us prior to or in connection with the consummation of a business combination.
Selection of target businesses and structuring of a business combination
      Subject to the requirement that our initial business combination must be with one or more operating businesses in the technology, media or telecommunications industries that, collectively, have a fair market value of at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting prospective target businesses. We expect that our management will diligently review all of the proposals we receive with respect to prospective target businesses. In evaluating prospective target businesses, our management will likely consider the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into the target businesses’ industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.
      These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination with one or more operating businesses will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating prospective target businesses, we intend to conduct an extensive due diligence review that will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information that will be made available to us.
      We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target businesses and their stockholders, as our own stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.
      The time and costs required to select and evaluate target businesses and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of prospective target businesses with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination. However, we will not pay any finders or consulting fees to our existing directors, officers, stockholders or special advisors, or any of their respective affiliates, for services rendered to or in connection with a business combination.
Fair market value of target businesses
      The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition. The fair market value of such businesses will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target businesses have a sufficient fair market value or if a conflict of interest exists, such as if management selects a company affiliated with one of our initial stockholders as a prospective target business, we will obtain an opinion from an unaffiliated, independent investment banking firm which is a member of the NASD with respect to the satisfaction of such criteria. We expect that any such opinion will be included in our proxy soliciting materials furnished to our stockholders in connection with a business combination, and that such independent investment banking firm will be a consenting expert. However, we will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target businesses have sufficient fair market value and no conflict of interest exists.
Possible lack of business diversification
      The net proceeds from this offering will provide us with approximately $71,415,000, which we may use to complete a business combination. While we may seek to effect a business combination with more than one target business, our initial business acquisition must be with one or more operating businesses whose fair market value, collectively, is at least equal to 80% of our net assets at the time of such acquisition. At the time of our initial business combination, we may not be able to acquire more than one target business because of various factors, including insufficient financing or the difficulties involved in consummating the contemporaneous acquisition of more than one operating company; therefore, it is probable that we will have the ability to complete a business combination with only a single operating business, which may have only a limited number of products or services. The resulting lack of diversification may:

•	result in our dependency upon the performance of a single or small number of operating businesses;

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services; and

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination.
      In this case, we will not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities that may have the resources to complete several business combinations in different industries or different areas of a single industry so as to diversify risks and offset losses. Further, the prospects for our success may be entirely dependent upon the future performance of the initial target business or businesses we acquire.
      In addition, since our business combination may entail the contemporaneous acquisition of several operating businesses at the same time and may be with different sellers, we will need to convince such sellers to agree that the purchase of their businesses is contingent upon the simultaneous closings of the other acquisitions.
Limited ability to evaluate the target business’ management
      Although we intend to closely scrutinize the management of prospective target businesses when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business’ management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers and directors, if any, in the target businesses cannot presently be stated with any certainty. While it is possible that one or more of our officers and directors will remain associated with us in some capacity following a business combination, we will not request that the resignation or retention of our current management be included as a condition in any agreement with respect to a business combination. In any event, it is unlikely that any of them will devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target businesses acquired.
      Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target businesses. We cannot assure you that we will have the ability to recruit additional managers, or that additional managers will have the requisite skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for stockholder approval of business combination
      Prior to the completion of a business combination, we will submit the transaction to our stockholders for approval, even if the nature of the acquisition is such as would not ordinarily require stockholder approval under applicable state law. In connection with seeking stockholder approval of a business combination, we will furnish our stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and certain required financial information regarding the business.
      In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an existing stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders. We will proceed with the initial business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 19.99% of the shares sold in this offering exercise their conversion rights.
Conversion rights
      At the time we seek stockholder approval of any business combination, we will offer each public stockholder the right to have such stockholder’s shares of common stock converted to cash if the stockholder votes against the business combination and the business combination is approved and completed. The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest (net of taxes payable on income of the trust funds and calculated as of two business days prior to the consummation of the proposed business combination), divided by the number of shares sold in this offering. Without taking into any account interest earned on the trust account, the initial per-share conversion price would be $5.65, or $0.35 less than the per-unit offering price of $6.00. However, to the extent an existing stockholder acquires shares during or after this offering, the effective cost of such shares will likely be less than the per-share conversion price, after taking into account the $.0003 per share price paid by the initial stockholders for their initial shares. This may have the effect of encouraging the exercise by the initial stockholders of the conversion rights attributable to any public shares they may acquire. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders entitled to convert their shares who elect conversion will be distributed promptly after completion of a business combination. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units. We will not complete any business combination if public stockholders, owning 20% or more of the shares sold in this offering, both vote against a business combination, and, subsequently, exercise their conversion rights.
Liquidation if no business combination
      If we do not complete a business combination within 18 months after the consummation of this offering, or within 24 months if the extension criteria described below have been satisfied, we will be dissolved and will distribute to all of our public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest (net of taxes payable on income of the trust funds), plus any remaining net assets. Our existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. There will be no distribution from the trust account with respect to our warrants and all rights with respect to our warrants will effectively cease upon our liquidation.
      If we were to expend all of the net proceeds of this offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, the initial per-share liquidation price would be $5.65 or $0.35 less than the per-unit offering price of $6.00. The proceeds deposited in the trust account could, however, become subject to the claims of our creditors that could be prior to the claims of our public stockholders. We cannot assure you that the actual per-share liquidation price will not be less than $5.65, plus interest, due to claims of creditors. Messrs. Balter and Slasky have agreed pursuant to an agreement with us and Wedbush Morgan Securities Inc. that, if we liquidate prior to the consummation of a business combination, they will be personally liable to ensure that the proceeds of the trust account are not reduced by the claims of vendors for services rendered or products sold to us, or claims by any target businesses with which we have entered into a letter of intent, confidentiality agreement or other written agreement, in each case to the extent the payment of such debts or obligations actually reduces the amount of funds in the trust account. However, we cannot assure you that Messrs. Balter and Slasky will be able to satisfy those obligations.
      If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of this offering, but are unable to complete the business combination within the 18-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 24-month period from the consummation of this offering, we will then liquidate. Upon notice from us, the trustee of the trust account will commence liquidating the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 18-month or 24-month period.
      Our public stockholders shall be entitled to receive funds from the trust account only in the event of our liquidation or if the stockholders seek to convert their respective shares into cash upon a business combination that the stockholder voted against and that is actually completed by us. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.
Amended and Restated Certificate of Incorporation
      Our revised Amended and Restated Certificate of Incorporation sets forth certain requirements and restrictions relating to this offering that apply to us until the consummation of a business combination. Specifically, our Amended and Restated Certificate of Incorporation provides, among other things, that:

•	We establish an Audit Committee composed entirely of independent directors;

•	Upon consummation of this offering, $70,565,000 of the offering proceeds shall be placed into the trust account, which proceeds may not be disbursed from the trust account except in connection with a business combination or thereafter, upon our liquidation or as otherwise permitted in the Amended and Restated Certificate of Incorporation;

•	Prior to the consummation of a business combination, we shall submit such business combination to our stockholders for approval;

•	We may consummate the business combination if approved and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights;

•	If a business combination is approved and consummated, public stockholders who voted against the business combination may exercise their conversion rights and receive their pro rata share of the trust account;

•	If a business combination is not consummated or a letter of intent, an agreement in principle or a definitive agreement is not signed within the time periods specified in this prospectus, then we will be dissolved and distribute to all of our public stockholders their pro rata share of the trust account;

•	We may not consummate any other merger, acquisition, asset purchase or similar transaction prior to our consummation of the business combination as described above under “Proposed Business — Effecting a business combination”; and

•	The Audit Committee shall monitor compliance on a quarterly basis with the terms of this offering and, if any noncompliance is identified, the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering.
Competition
      In identifying, evaluating and selecting target businesses, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of target businesses. Further:

•	our obligation to seek stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of common stock held by our stockholders in certain instances may reduce the resources available to effect a business combination; and

•	our outstanding warrants and the purchase option granted to Wedbush Morgan Securities Inc., and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.
      Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.
      If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target businesses. In particular, certain industries that experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical, human and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target businesses are in high-growth industries.
Facilities
      We do not own any real estate or other physical properties. Our headquarters are located at 18 W. 18th Street, 11th Floor, New York, New York 10011. The cost of this space is included in the $7,500 per month fee eXact Advertising, LLC charges us for general and administrative service pursuant to a letter agreement between us and eXact Advertising, LLC. We believe that our office facilities are suitable and adequate for our business as it is presently conducted.
Employees
      We currently have two officers, both of whom are also members of our board of directors. We have no other employees. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. We do not intend to have any full time employees prior to the consummation of a business combination.
Periodic Reporting and Audited Financial Statements
      We have registered our units, common stock and warrants under the Securities Exchange Act of 1934, and have reporting obligations thereunder, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.
      We will not acquire a target business if audited financial statements based on United States generally accepted accounting principles cannot be obtained for the target business. Additionally, our management will provide stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective businesses as part of the proxy solicitation materials sent to stockholders to assist them in assessing a business combination. Our management believes that the requirement of having available audited financial statements for the target businesses will not materially limit the pool of potential target businesses available for acquisition.

Comparison to Offerings of Blank Check Companies
      The following table compares and contrasts the terms of our offering and the terms of an offering by blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the underwriters will not exercise their over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Escrow of offering proceeds	$70,565,000 of the net offering proceeds will be deposited into a trust account located at Smith Barney, Citigroup Global Markets Inc., and maintained by Continental Stock Transfer & Trust Company acting as trustee.	$64,800,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker- dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.

Investment of net proceeds	The $70,565,000 of net offering proceeds held in trust will only be invested in money market funds meeting conditions of the Investment Company Act of 1940 or securities issued or guaranteed by the United States, so that we are not deemed to be an investment company under the Investment Company Act of 1940.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.

Limitation on fair value or net assets of target business	The initial target businesses that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Trading of securities issued	The units may commence trading on or promptly after the date of this prospectus. The common stock and warrants comprising the units will begin to trade separately on the earlier to occur of the expiration of the underwriters’ option to purchase up to 1,875,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option, provided we have filed with the SEC a Current Report on Form 8-K, which includes an audited balance sheet reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K. For more information, see the section below entitled “Description of Securities — Units.”	No trading of the units or the underlying common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.

Exercise of the warrants	The warrants cannot be exercised until the later of the completion of a business combination or one year from the date of this prospectus and, accordingly, will only be exercised after the trust account has been terminated and distributed.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.

	Terms of Our Offering	Terms Under a Rule 419 Offering

Election to remain an investor	We will give our stockholders the opportunity to vote on the business combination. In connection with seeking stockholder approval, we will send each stockholder a proxy statement containing information required by the SEC. A stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust account. However, a stockholder who does not follow these procedures or a stockholder who does not take any action would not be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post- effective amendment, to notify the company of their election to remain an investor. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

Business combination deadline	A business combination must occur within 18 months after the consummation of this offering or within 24 months after the consummation of this offering if a letter of intent, agreement in principal or definitive agreement relating to a prospective business combination was entered into prior to the end of the 18-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.

Release of funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or our liquidation upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.

MANAGEMENT
Directors and Executive Officers
      Our current directors and executive officers are as follows:

Name	Age	Position

Howard S. Balter	43	Chairman of the Board and Chief Executive Officer
Ilan M. Slasky	35	President, Secretary and Director
Lawrence J. Askowitz	39	Director
Dr. Shlomo Kalish	53	Director
      Howard S. Balter is our chairman and chief executive officer. In addition, Mr. Balter has been chairman and a managing member of eXact Advertising, LLC, a diversified Internet advertising company, since May 2002 when it was acquired in a management buy-out from Net2Phone, Inc. Prior to that he was chief executive officer and a director of Net2Phone, Inc., a leading Internet telephony company. Mr. Balter was a director at Net2Phone, Inc. from October 1997 to October 2001, its chief executive officer from January 1999 to October 2001 and its vice chairman of the board of directors from May 1999 to October 2001. Mr. Balter also served as Net2Phone, Inc.’s treasurer from October 1997 to July 1999. Prior to his employment with Net2Phone, Inc., Mr. Balter was employed by IDT Corp., a diversified international telecommunications company, where he was chief operating officer from 1993 to 1998 and chief financial officer from 1993 to 1995. Mr. Balter was a director of IDT Corp. from December 1995 to January 1999 and vice chairman of IDT Corp.’s board of directors from October 1996 to January 1999.
      Ilan M. Slasky is our president, secretary and one of our directors. In addition, Mr. Slasky has been vice chairman and a managing member of eXact Advertising, LLC since May 2002. Prior to that he was chief financial officer at Net2phone, Inc. from January 1999 to January 2002. Prior to his employment with Net2Phone, Inc., Mr. Slasky was employed by IDT Corp., where he was its executive vice president of finance from December 1997 to January 1999, its director of carrier services from November 1996 to July 1997 and its director of finance from May 1996 to November 1996. Mr. Slasky worked for Merrill Lynch as a supervisor in the Risk Management group from 1992 to 1993, as an assistant fixed income trader from 1993 to 1994 and as a collateral management specialist in the Global Equity Derivatives group from 1994 to 1995.
      Lawrence J. Askowitz is one of our directors. In addition, Mr. Askowitz is a founder and partner at Z Communications Capital, which advises and acquires communication and media technology companies. Before founding Z Communications Capital, from April 2004 to April 2005, Mr. Askowitz was the telecommunication and media technology partner at ZelnickMedia Corporation, a private equity firm that acquires and operates media businesses. Mr. Askowitz was employed by Deutsche Bank in the Telecommunications Corporate Finance Group, where he served as a director from September 2000 through December 2001 and as a managing director and head of the U.S. Wireless Banking practice from January 2002 to September 2003. From April 1998 to December 1999, Mr. Askowitz was a vice president at Credit Suisse First Boston in the Media & Telecommunications Corporate Finance Group and the Mergers & Acquisitions Group and served as a director of those groups from January 2000 to September 2000. From 1987 to 1998, Mr. Askowitz was employed by Lazard where he worked as an analyst, associate and vice president in the Banking and Public Finance Departments. Mr. Askowitz has served as a director of Horizon PCS, Inc., a provider of personal communications services under the Sprint brand since October 2004.
      Dr. Shlomo Kalish is one of our directors. Dr. Kalish has been the chairman and chief executive officer of Jerusalem Global Ventures Ltd., a venture capital firm that manages funds focusing on early stage investments in software, communications, homeland security and life sciences since 2000. Dr. Kalish was general partner of Concord Ventures, a venture capital firm, from 1997 to 1999. He founded Jerusalem Global Ltd., and served as chairman and chief executive officer from 1994 to 1997. From 1985 to 1994, Dr. Kalish was a member of the faculty at Tel Aviv University School of Management. Dr. Kalish has served as a director of: Valor Computerized Systems, Ltd., an engineering software company, since November 1999; Camero, Inc., a developer of through-wall imaging micro-power radar, since June 2004; Certagon Ltd., an integrated application environment software provider, since March 2003; Chiasma Inc., a biotechnology company that develops non-invasive alternatives to macromolecule therapies, since May 2001; LocatioNet Systems Ltd., a developer of a comprehensive location-based service system for the wireless market, since October 2000; Notal Vision Ltd., a developer of solutions for the opthalmic industry, since April 2001; Saifun Semiconductors Ltd., a non-volatile memory solutions provider, since April 1998; and VideoCodes, a digital video broadcasting software provider, since March 2004. Dr. Kalish is also a member of the board of governors of Bar Ilan University, the Technion and The Jerusalem College of Technology.
      Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mr. Askowitz, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Dr. Kalish and Mr. Slasky, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Mr. Balter, will expire at the third annual meeting. Each of our current directors has served on our board since our inception in April 2005.
      These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transaction expertise should enable them to successfully identify and effect an acquisition, although we cannot assure you that they will, in fact, be able to do so.
Committee of the Board of Directors
      Our Board of Directors has established an Audit Committee, which reports to the Board of Directors. Messrs. Askowitz and Kalish serve as members of our Audit Committee. The Audit Committee is responsible for meeting with our independent accountants regarding, among other issues, audits and adequacy of our accounting and control systems.
      In addition, the Audit Committee will monitor compliance on a quarterly basis with the terms of this offering. If any noncompliance is identified, then the Audit Committee is charged with the responsibility to take immediately all action necessary to rectify such noncompliance or otherwise cause compliance with the terms of this offering. The Audit Committee is required to be composed entirely of independent directors. For more information, see the section above entitled “Proposed Business—Amended and Restated Certificate of Incorporation.”
Executive Officer and Director Compensation
      No officer, director or initial stockholder, nor any affiliate thereof, has received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. We will not require however, that the reimbursement of out-of-pocket expenses be included as a term or condition in any agreement with respect to a business combination. If all of our directors are not deemed “independent,” we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement, or monitoring our compliance with the terms of this offering. In addition, since the role of our current management and directors subsequent to a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to our current management and directors prior to or after a business combination by any target businesses.
Special Advisors
      We also may consult from time-to-time with certain individuals who have demonstrated experience in the financial and technology-related sectors, who we call our special advisors. Our special advisors have no formal rights or duties as such, are not considered consultants or members of our management and therefore owe no fiduciary duties to us or our stockholders. We consider all special advisors to have equal stature and we expect them to act as an informal advisory panel for us. We expect to look to our special advisors primarily for assistance with locating and evaluating prospective target businesses. We have initially identified the following individuals as our special advisors.
      Thomas Rogers has served as a special advisor since May 2005. Mr. Rogers has served on the board of directors of TiVo Inc., a digital video recording company, since September 2003 and has served as the vice chairman of the board since October 2004. On June 27, 2005, TiVo Inc. announced Mr. Rogers would be named its chief executive officer effective July 1, 2005. He has been the chairman of the board of Teleglobe, a global telecom, mobile telephony and voice over Internet protocol company, since November 2004. Mr. Rogers has been the chairman of TRget Media LLC, a media industry investment and operations advisory firm, since June 2003 and the senior operating executive for media and entertainment for Cerberus Capital Management, L.P. since January 2004. Mr. Rogers was chairman and chief executive officer of PRIMEDIA Inc., a targeted media company, from October 1999 to April 2003. From January 1987 to October 1999, Mr. Rogers worked for NBC, the television network, as president of NBC Cable and executive vice president of NBC. Mr. Rogers led the founding of CNBC, the business news channel and established the NBC/Microsoft cable channel, and Internet joint venture, MSNBC.
      Ken Jacquin has served as a special advisor since June 2005. Mr. Jacquin has been the chief financial officer of Winder Farms, a home delivery business, since January 2005. From January 2000 through March 2004, Mr. Jacquin was employed by Deutsche Bank as a director in Equity Capital Markets. Between June 1995 and December 1999, Mr. Jacquin was an associate and then a vice president of the Media and Telecommunications Group at Banker’s Trust, formerly Alex Brown & Sons.
      William Margiloff has served as a special advisor since June 2005. Mr. Margiloff founded eXact Advertising, LLC in May 2002 and has been its chief executive officer since that time. From May 2000 to May 2002, Mr. Margiloff was the senior vice president of Advertising Sales at Net2Phone. Mr. Margiloff was the vice president of Sales and Marketing for the globe.com, an online network of sites and services, from March 1998 to May 2000. From August 1997 to March 1998, Mr. Margiloff was the vice president of East Coast Sales at 24/7 Real Media, Inc., an interactive marketing and technology solution provider.
      We may identify, from time to time, additional individuals to serve as special advisors if those individuals possess a level of experience within the technology, media and telecommunications sectors that we believe may be beneficial to us. We will not compensate individuals for service as special advisors, other than providing reimbursement for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
Code of Ethics
      We will adopt a code of ethics that applies to directors, officers and employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Prior Share Issuances
      On April 12 and 13, 2005, we issued 3,750,000 shares of our common stock to the individuals set forth below for $1,000 in cash, at an average purchase price of approximately $.0003 per share, as follows:

Name	Number of Shares	Relationship to Us

Howard S. Balter	1,687,500	Chairman of the Board and Chief Executive Officer
Ilan M. Slasky	1,687,500	President, Secretary and Director
Lawrence J. Askowitz	75,000	Director
Dr. Shlomo Kalish	75,000	Director
Thomas Rogers	75,000	Special Advisor
Ken Jacquin	50,000	Special Advisor
William Margiloff	50,000	Special Advisor
Hillel Weinberger	50,000	Stockholder
      On August 5, 2005, we effected a five-for-six reverse stock split, effectively raising the purchase price to $.00032 per share. The sole purpose for such reverse stock split authorized by the board of directors was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after the offering.
      Following the reverse stock split, there were 3,124,998 shares of common stock outstanding, as follows:

Name	Number of Shares	Relationship to Us

Howard S. Balter	1,406,250	Chairman of the Board and Chief Executive Officer
Ilan M. Slasky	1,406,250	President, Secretary and Director
Lawrence J. Askowitz	62,500	Director
Dr. Shlomo Kalish	62,500	Director
Thomas Rogers	62,500	Special Advisor
Ken Jacquin	41,666	Special Advisor
William Margiloff	41,666	Special Advisor
Hillel Weinberger	41,666	Stockholder
      We consider Messrs. Balter and Slasky to be our promoters as such term is defined within the Securities Act of 1933.
      The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.
Conflicts of Interest
      Investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	Our management may have a conflict of interest arising out of their desire for continued employment after the consummation of a business combination. Specifically, our management may view potential business combinations where they are offered employment more favorably than those where they are not offered employment.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities that may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management’s other affiliations, see the previous section entitled “Management.”

•	In light of our initial stockholders’ involvement with other technology, media and telecommunications businesses and our purpose to consummate a business combination with one or more operating businesses in those same sectors, we may decide to acquire one or more businesses affiliated with our initial stockholders. Despite our obligation to obtain an opinion from an independent investment banking firm that a business combination with one or more businesses affiliated with our initial stockholders is fair to our stockholders from a financial point of view, potential conflicts of interest may still exist, and as a result, the terms of the business combination may not be as advantageous to our public stockholders as it would be absent any conflicts of interest.

•	We may also determine to effect a business combination with another entity that is affiliated with one or more of our existing stockholders.

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Because our directors own shares of our common stock that will be subject to lock-up agreements restricting their sale until six months after a business combination is successfully completed, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting target businesses and completing a business combination in a timely manner.

•	eXact Advertising, LLC, an affiliate of Messrs. Balter and Slasky, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us office space and certain general and administrative services, as we may require from time to time. We have agreed to pay eXact Advertising, LLC $7,500 per month for these services. Mr. Balter is the chairman and a managing member of eXact Advertising, LLC and Mr. Slasky is the vice chairman and a managing member of eXact Advertising, LLC. As a result of these affiliations, these individuals will benefit from the transaction to the extent of their interest in eXact Advertising, LLC. However, this arrangement is solely for our benefit and is not intended to provide any of our officers or directors compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York, New York metropolitan area, that the fee charged by eXact Advertising, LLC is at least as favorable as we could have obtained from an unaffiliated third party. However, as our directors may not be deemed “independent,” we did not have the benefit of disinterested directors approving this transaction.

•	Because our existing stockholders, including all of our officers and directors, will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not deposited in the trust fund unless the business combination is consummated, they may have a conflict of interest when determining whether a particular business combination is in the public stockholders’ best interest. Specifically, our existing stockholders may view potential business combinations where such excess expenses would be repaid more favorably than those where such excess expenses would not be repaid or any business combination in which such excess expenses would be repaid more favorably than no business combination.

      In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.
      Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to other entities. For example, Messrs. Balter and Slasky have preexisting fiduciary obligations that arise as a result of their affiliation with eXact Advertising, LLC. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.
      In order to minimize potential conflicts of interest that may arise from multiple corporate affiliations, each of our officers and directors has agreed in principle, until the earliest of a business combination, our liquidation or such time as he ceases to be an officer or director, to present to us for our consideration, prior to presentation to any other entity, any business opportunity which may reasonably be required to be presented to us under Delaware law, subject to any fiduciary obligations arising from a fiduciary relationship established prior to the establishment of a fiduciary relationship with us.
      The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering. In addition, in connection with the vote required for our initial business combination, all of our initial stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an existing stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders.
      Messrs. Balter and Slasky have loaned a total of $150,000 to us for the payment of offering expenses. The loans bear interest at a rate of 4% per year and will be payable on the earlier of April 11, 2006 or the consummation of this offering. The loans will be repaid out of the proceeds of this offering not being placed in trust.
      We will reimburse our officers and directors for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged. To the extent such out-of-pocket expenses exceed the available proceeds not deposited in the trust account, such out-of-pocket expenses would not be reimbursed by us unless we consummate a business combination. We will not require however, that the reimbursement of out-of-pocket expenses be included as a term or condition in any agreement with respect to a business combination.
      Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or, other than under the general and administrative services arrangement with eXact Advertising, LLC, to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
      All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will require prior approval in each instance by a majority of our uninterested “independent” directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

PRINCIPAL STOCKHOLDERS
      The following table sets forth information regarding the beneficial ownership of our common stock as of August 5, 2005, and as adjusted to reflect the sale of our common stock included in the units offered by this prospectus (assuming no purchase of units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.
      Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Amount and	Approximate Percentage of
	Nature of	Outstanding Common Stock
	Beneficial
Name and Address of Beneficial Owner(1)	Ownership	Before Offering	After Offering

Howard S. Balter	1,406,250	45.0%	9.0%
Ilan M. Slasky	1,406,250	45.0%	9.0%
Lawrence J. Askowitz	62,500	2.0%	*
Dr. Shlomo Kalish	62,500	2.0%	*
All directors and executive officers as a group (4 individuals)	2,937,500	94.0%	18.8%

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is 18 W. 18th Street, New York, New York 10011.
     Immediately after this offering, our existing stockholders, which include all of our officers and directors, collectively, will beneficially own 20.0% of the then issued and outstanding shares of our common stock. Because of this ownership block, these stockholders may be able to effectively exercise control over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions, other than approval of a business combination.
      All of the shares of our common stock outstanding prior to the date of this prospectus will be subject to lock-up agreements between us, the holders of the shares and Wedbush Morgan Securities Inc. restricting the sale of such shares until six months after a business combination is successfully completed; however, no such restrictions shall apply to any shares of our common stock acquired in connection with or following this offering. During the lock-up period, the holders of the shares will not be able to sell or transfer their shares of common stock except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including without limitation, the right to vote their shares of common stock. In addition, during the lock-up period, Messrs. Balter and Slasky may pledge their shares as collateral to secure personal loans for the purpose of financing their purchase of warrants during the forty-five calendar days after the separate trading of the warrants has commenced, as described below. If we are unable to effect a business combination and liquidate, none of our existing stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of this prospectus.
      Messrs. Balter and Slasky have agreed with Wedbush Morgan Securities Inc. that after this offering is completed and within the first forty-five calendar days after the separate trading of the warrants has commenced, they and certain of their affiliates or designees collectively will place bids for and, if their bids are accepted, spend up to $2,100,000 to purchase warrants in the public marketplace at prices not to exceed $.70 per warrant. Messrs. Balter and Slasky have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination except that Messrs. Balter and Slasky may pledge the warrants as collateral to secure personal loans for the purpose of financing the purchase of such warrants. These warrant purchases (to the extent bids are placed on behalf of

Messrs. Balter and Slasky and such bids are accepted) would serve to align the interests of Messrs. Balter and Slasky more closely with those of the public stockholders and warrantholders by placing more of Messrs. Balter and Slasky’s capital at risk; provided that Messrs. Balter and Slasky may mitigate any risks by having such warrants purchased by designees or obtaining financing for such warrant purchases.
      Subject to any regulatory restrictions and within the first forty-five calendar days after separate trading of the warrants has commenced, the managing underwriters have agreed that they or certain of their principals, affiliates or designees will place bids for and, if their bids are accepted, spend up to $400,000 to purchase warrants in the public marketplace at prices not to exceed $0.70 per warrant. Any warrant purchases made by Wedbush Morgan Securities Inc. made on behalf of Messrs. Balter and Slasky and the managing underwriters will be allocated among them on a pro rata basis in accordance with their respective warrant purchase commitments. The managing underwriters have agreed that any warrants purchased by them or by their principals, affiliates or designees will not be sold or transferred until the completion of a business combination. Purchases of warrants demonstrate confidence in our ultimate ability to effect a business combination because the warrants will expire worthless if we are unable to consummate a business combination. These warrant purchases by Messrs. Balter and Slasky and the managing underwriters may also serve to stabilize the market price of the warrants during the forty-five-calendar day period. See the sections entitled “Underwriting — Regulatory Restrictions on Purchase of Securities” and “Risk Factors — Risks associated with the business — The obligations of Messrs. Balter and Slasky and the managing underwriters to purchase warrants in the open market may support the market price of the warrants during the forty-five calendar day period commencing on the date separate trading of the warrants begins and, accordingly, the market price of the warrants may substantially decrease upon the termination of our obligations.”
      Wedbush Morgan Securities Inc. (or any other broker to which Wedbush Morgan Securities Inc. may assign the order) has agreed to make such warrant purchases in such amounts and at such times as it may determine, in its sole discretion, during the forty-five calendar day period, subject only to the $0.70 market price limitation. As a result of the discretion granted to Wedbush Morgan Securities Inc., less than the full amount of warrants may be purchased, irrespective of whether market prices exceed $0.70 per warrant.
      In addition, in connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. As a result, an existing stockholder who acquires shares during or after this offering may vote against the proposed business combination with respect to those shares, and retain the right to exercise the conversion rights attributable to such shares in the event that a business combination transaction is approved by a majority of our public stockholders.

DESCRIPTION OF SECURITIES
General
      We are authorized to issue 50,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, 3,124,998 shares of common stock are outstanding, held by 8 recordholders and no shares of preferred stock are outstanding.
Units
      Each unit consists of one share of common stock and two warrants. Each warrant entitles the holder to purchase one share of common stock. Each of the common stock and warrants will begin separate trading on the earlier to occur of the expiration of the underwriters’ option to purchase up to 1,875,000 additional units to cover over-allotments or 20 days after the exercise in full or in part by the underwriters of such option. In no event may the common stock and warrants be traded separately until we have filed with the SEC a Current Report on Form 8-K that includes an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K that includes this audited balance sheet upon the consummation of this offering, which is anticipated to take place three business days after the date of this prospectus. The audited balance sheet will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Current Report on Form 8-K, and if such over-allotment option is exercised after such time, we will file an additional Current Report on Form 8-K including an audited balance sheet reflecting our receipt of the gross proceeds from such exercise of the over-allotment.
Common Stock
      Our stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for our initial business combination, all of our existing stockholders, including all of our officers and directors, have agreed to vote the shares of common stock owned by them immediately before this offering in accordance with the majority of the shares of common stock voted by the public stockholders; however, they may cast votes with respect to any shares of common stock acquired in connection with or following this offering in any manner as they may determine in their discretion. Additionally, our existing stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.
      We will proceed with the business combination only if a majority of the shares of common stock voted by the public stockholders are voted in favor of the business combination and public stockholders owning less than 20% of the shares sold in this offering exercise their conversion rights discussed below.
      Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. For more information, see the section above entitled “Management.” There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.
      If we are forced to liquidate prior to a business combination, our public stockholders are entitled to share ratably in the trust account, inclusive of any interest (net of taxes payable on income of the trust funds), and any net assets remaining available for distribution to them after payment of liabilities. The existing stockholders have agreed to waive their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination, but only with respect to those shares of common stock acquired by them prior to this offering; they will participate in any liquidation distribution with respect to any shares of common stock acquired in connection with or following this offering.

      Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.
Preferred Stock
      Our Amended and Restated Certificate of Incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.
Warrants
      No warrants are currently outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of the initial business combination; or

•	one year from the date of this prospectus.
The warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time. We may call the warrants for redemption (including warrants issued and outstanding at the time of redemption as a result of the exercise of the purchase option that we have agreed to sell to Wedbush Morgan Securities Inc.),

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day before we send the notice of redemption to warrant holders.
The right to exercise the warrants will be forfeited unless they are exercised before the date specified in the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.
      The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
      The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
      The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
      No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.
      No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Purchase Option
      We have agreed to sell to Wedbush Morgan Securities Inc. an option to purchase up to a total of 625,000 units at a per-unit price of $7.50. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the offering). For a more complete description of the purchase option, see the section below entitled “Underwriting — Purchase Option.”
Dividends
      We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.
Our Transfer Agent and Warrant Agent
      The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company.
Shares Eligible for Future Sale
      Immediately after this offering, we will have 15,624,998 shares of common stock outstanding, or 17,499,998 shares if the underwriters’ over-allotment option is exercised in full. Of these shares, the 12,500,000 shares sold in this offering, or 14,375,000 shares if the over-allotment option is exercised, will be freely tradable without restriction or further registration under the Securities Act of 1933, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933. All of the remaining 3,124,998 shares are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. None of those shares will be eligible for resale under Rule 144 prior to April 12, 2006. Notwithstanding the foregoing, all of those shares are subject to lock-up agreements and will not be transferable until six months after a business combination and will only be transferred prior to that date subject to certain limited exceptions. For more information about these exceptions, see the section above entitled “Principal Stockholders.”
Rule 144
      In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

•	1% of the number of shares of common stock then outstanding, which will equal 156,250 shares immediately after this offering (or 175,000 if the underwriters exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
      Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Rule 144(k)
      Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
SEC position on Rule 144 sales
      The SEC has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an “underwriter” under the Securities Act of 1933 when reselling the securities of a blank check company. Accordingly, the SEC believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.
Registration rights
      The holders of our 3,124,998 issued and outstanding shares of common stock on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which the lock-up period expires. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.
Global Clearance and Settlement
      We will issue our securities in the form of global securities registered in the name of Cede & Co., as nominee of DTC. Each global security will be issued only in fully registered form.

      You may hold your beneficial interests in a global security directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.
Definition of a global security
      A global security is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since we choose to issue our securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. This is done by requiring that our global securities be registered in the name of a financial institution selected by us, as appropriate, and by requiring that the securities underlying our global securities not be transferred to the name of any direct holder except in certain circumstances.
      The financial institution that acts as the sole direct holder of a global security is called the “Depositary.” Any person wishing to own our securities must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the Depositary. In the case of our securities, DTC will act as depositary and Cede & Co. will act as its nominee.
      Except under limited circumstances or upon the issuance of securities in definitive form, a global security may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global security will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.
Special investor considerations for global securities
      As an indirect holder, an investor’s rights relating to the global security will be governed by the account rules of the investor’s financial institution and of the Depositary, DTC, as well as general laws relating to securities transfers. We will not recognize this type of investor as a holder of our securities and instead will deal only with DTC, the Depositary that holds the global securities.
      An investor in our securities should be aware that because these securities will be issued only in the form of global securities:

•	Except in certain limited circumstances, the investor cannot get our securities registered in his or her own name.

•	Except in certain limited circumstances, the investor cannot receive physical certificates for his or her securities.

•	The investor will be a “street name” holder and must look to his or her own bank or broker for payments on our securities and protection of his or her legal rights relating to our securities.

•	The investor may not be able to sell interests in our securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

•	DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. We have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global securities. We do not supervise DTC in any way.
Description of DTC
      DTC has informed us that:
      DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly.
      DTC’s rules are on file with the SEC.
      DTC’s records reflect only the identity of its participants to whose accounts beneficial interest in the Global Securities are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

UNDERWRITING
      In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Wedbush Morgan Securities Inc. is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Units

Wedbush Morgan Securities Inc.
Adams Harkness, Inc.
Maxim Group LLC
Ramius Securities, LLC
GunnAllen Financial, Inc.
Legend Merchant Group
Total	12,500,000

      A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
State Blue Sky Information
      We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, New York, Rhode Island and Wyoming. In New York and Hawaii, we have relied on exemptions from the state registration requirements. In the other states, we have applied to have the units registered for sale and will not sell the units to retail customers in these states unless and until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).
      If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state except in Idaho may purchase the units in this offering pursuant to exemptions under the Blue Sky laws of various states. The definition of an “institutional investor” varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.
      We will file periodic and annual reports under the Securities Exchange Act of 1934. Therefore, under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, are exempt from state registration requirements. However, states are permitted to require notice filings and collect fees with regard to these transactions, and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Massachusetts, Minnesota, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Pennsylvania, South Dakota, Utah, the Virgin Islands, Virginia, Washington, West Virginia, Wisconsin and Wyoming either do not presently require any notice filings or fee payments or have not yet issued rules or regulations indicating whether notice filings or fee payments will be required.
      The District of Columbia, Illinois, Maryland, Michigan, Montana, New Hampshire, North Dakota, Oregon, Puerto Rico, Rhode Island, South Carolina, Tennessee, Texas and Vermont currently permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been submitted and the required fees have been paid.
      As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. Additionally, if any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

      Under the National Securities Markets Improvement Act, the states retain the jurisdiction to investigate and bring enforcement actions with respect to fraud or deceit, or unlawful conduct by a broker or dealer, in connection with the sale of securities. Although we are not aware of a state having used these powers to prohibit or restrict resales of securities issued by blank check companies generally, certain state securities commissioners view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the resale of securities of blank check companies in their states.
      Aside from the exemption from registration provided by the National Securities Markets Improvement Act, we believe that the units, from and after the effective date, and the common stock and warrants comprising the units, once they become separately transferable, may be eligible for sale on a secondary market basis in various states based on the availability of another applicable exemption from state registration requirements, in certain instances subject to waiting periods, notice filings or fee payments.
Pricing of Securities
      We have been advised by the representative that the underwriters propose to offer the units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $           per unit.
      Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.
      However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.
Over-Allotment Option
      We have also granted to the underwriters an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 1,875,000 additional units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more units than the total number set forth in the table above. If any units underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

Commissions and Discounts
      The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Unit	Without Option	With Option

Public Offering Price	$6.00	$75,000,000	$86,250,000
Discount	0.24	3,000,000	3,450,000

Proceeds Before Expenses(1)	$5.76	$72,000,000	$82,800,000

(1)	The offering expenses are estimated as $585,000.
     In addition, we have agreed to pay the underwriters an additional fee equal to 2% of the gross proceeds of this offering and to Wedbush Morgan Securities Inc. an expense allowance equal to 1% of the gross proceeds of this offering (excluding the proceeds from any exercise of the over-allotment option), in each case upon the consummation of our initial business combination. We expect that these fees would be paid out of the proceeds held in trust at the time a business combination is consummated.
Purchase Option
      We have agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 625,000 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the units have an exercise price of $6.65 (133% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $7.50 per unit commencing on the later of the consummation of a business combination and one year from the date of this prospectus and expiring five years from the date of this prospectus. The purchase option and the 625,000 units, the 625,000 shares of common stock and the 1,250,000 warrants underlying such units, and the 1,250,000 shares of common stock underlying such warrants, have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. The purchase option is subject to certain transfer restrictions. Warrants issued upon the exercise of the purchase option will be subject to our right of redemption.
      Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part, the purchase option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of 1933 of the securities directly and indirectly issuable upon exercise of the purchase option. We will bear all fees and expenses attendant to registering the securities underlying the purchase option, other than underwriting discounts and commissions which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the purchase option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the purchase option will not be adjusted for issuances of common stock at a price below its exercise price.
Regulatory Restrictions on Purchase of Securities
      Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed the maximum price specified in Regulation M of the SEC, which generally requires, among other things, that no stabilizing bid shall be initiated at or increased to a price higher than the lower of the offering price or the highest independent bid for the security on the principal trading market for the security.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

      Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.
      Subject to any regulatory restrictions, within the first forty-five calendar days after separate trading of the warrants has commenced, the managing underwriters have agreed that they or certain of their principals, affiliates or designees will place bids for and, if their bids are accepted, spend up to $400,000 to purchase warrants in the public marketplace at prices not to exceed $0.70 per warrant. The managing underwriters have agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination.
      In addition, Messrs. Balter and Slasky have agreed with Wedbush Morgan Securities Inc. that after this offering is completed and within the first forty-five calendar days after the separate trading of the warrants has commenced, they or certain of their affiliates or designees collectively will place bids for and, if their bids are accepted, spend up to $2,100,00 to purchase, on a pro rata basis with the obligations of the managing underwriters as discussed above, warrants in the public marketplace at market prices not to exceed $0.70 per warrant. Messrs. Balter and Slasky have further agreed that any warrants purchased by them or their affiliates or designees will not be sold or transferred until the completion of a business combination, except that Messrs. Balter and Slasky may pledge the warrants as collateral to secure personal loans for the purpose of financing the purchase of such warrants.
      Such warrant purchases may serve to stabilize the market price of the warrants during such forty-five-calendar day period at a price above that which would prevail in the absence of such purchases by Messrs. Balter and Slasky and the managing underwriters. However, since the obligations to purchase the warrants shall terminate at the end of the forty-fifth calendar day after separate trading of the warrants has commenced or the earlier purchase of all the warrants obligated to be purchased, the market price of such warrants may, accordingly, substantially decrease following the termination of such obligations.
      Neither we nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on the price of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Other Terms
      Although they are not obligated to do so, any of the underwriters may introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in future, but there are no preliminary agreements or understandings between any of the underwriters and us or any potential targets in connection with a potential business combination or raising additional capital. We are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, but if we do, we may pay the underwriters a finder’s fee that would be determined at that time in an arm’s length negotiation where the terms would be fair and reasonable to each of the interested parties; provided that no agreement will be entered into and no fee will be paid prior to the one year anniversary of the date of this prospectus.
Indemnification
      We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS
      Cooley Godward llp, San Francisco, California, will pass upon the validity of the securities offered in this prospectus for us. Certain legal matters with respect to this offering will be passed upon for the underwriters by Bingham McCutchen LLP, New York, New York.
EXPERTS
      The financial statements of Ad.Venture Partners, Inc. at April 13, 2005 and for the period from April 7, 2005 (date of inception) through April 13, 2005 appearing in this prospectus and in the registration statement have been included herein in reliance upon the report, which includes an explanatory paragraph relating to substantial doubt existing about the ability of Ad.Venture Partners, Inc. to continue as a going concern, of Eisner LLP, independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
      We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act of 1933, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Ad.Venture Partners, Inc.
(a development stage company)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Ad.Venture Partners, Inc.
      We have audited the accompanying balance sheet of Ad.Venture Partners, Inc. (a development stage company) as of April 13, 2005 and the related statements of operations, stockholders’ equity and cash flows for the period from April 7, 2005 (date of inception) through April 13, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
      We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ad.Venture Partners, Inc. as of April 13, 2005 and the results of its operations and its cash flows for the period from April 7, 2005 (date of inception) through April 13, 2005 in conformity with U.S. generally accepted accounting principles.
      The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note A to the financial statements, the Company has no present revenue, its business plan is dependent on completion of a financing and the Company has a negative working capital position of ($70,000) as of April 13, 2005 which is insufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note A. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Eisner LLP
New York, New York
April 14, 2005
With respect to the fifth paragraph of Note A and Notes C, F and G
August 3, 2005

Ad.Venture Partners, Inc.
(a development stage company)
Balance Sheet

April 13,
2005

ASSETS
Current assets:
Cash	$150,000
Stock subscription receivable	1,000
Deferred offering costs	70,000

Total assets	$221,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$1,000
Accrued offering costs	70,000
Notes payable to stockholders	150,000

Total current liabilities	221,000

STOCKHOLDERS’ EQUITY
Common stock — $.0001 par value; 50,000,000 shares authorized; 3,124,998 issued and outstanding	312
Preferred stock — $.0001 par value; 1,000,000 shares authorized; 0 issued and outstanding	0
Additional paid-in capital	688
Deficit accumulated during the development stage	(1,000)

Total stockholders’ equity	0

Total liabilities and stockholders’ equity	$221,000

See notes to financial statements

Ad.Venture Partners, Inc.
(a development stage company)
Statement of Operations

April 7, 2005
(Date of Inception)
through
April 13, 2005

Organization costs	$1,000

Net loss for the period	$(1,000)

Net loss per share	$0.00

Weighted average number of shares outstanding — basic and diluted	3,124,998

See notes to financial statements

Ad.Venture Partners, Inc.
(a development stage company)
Statement of Stockholders’ Equity

				Deficit
				Accumulated
	Common Stock		Additional	During the
			Paid-In	Development
	Shares	Amount	Capital	Stage	Total

Balance — April 7, 2005 (date of inception)
Contributions from stockholders	3,750,000	$312	$688		$1,000
Net loss				$(1,000)	(1,000)

Balance — April 13, 2005	3,750,000	$312	$688	$(1,000)	$0

See notes to financial statements

Ad.Venture Partners, Inc.
(a development stage company)
Statement of Cash Flows

April 7, 2005
(Date of Inception)
through
April 13, 2005

Cash flows from operating activities:
Net loss	$(1,000)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in:
Accrued expenses	1,000

Net cash provided by operating activities	0

Cash flows from financing activities:
Proceeds from notes payable to stockholders	150,000

Net cash provided by financing activities	150,000

Net increase in cash	150,000
Cash — beginning of period	0

Cash — end of period	$150,000

See notes to financial statements

Ad.Venture Partners, Inc.
(a development stage company)
Notes to Financial Statements
April 13, 2005
Note A — Organization And Business Operations; Going Concern Consideration
      Ad.Venture Partners, Inc. (the “Company”) was incorporated in Delaware on April 7, 2005. The Company was formed to serve as a vehicle for the acquisition of an operating business in the technology, media or telecommunications industries through a merger, capital stock exchange, asset acquisition or other similar business combination. The Company has neither engaged in any operations nor generated significant revenue to date. The Company is considered to be in the development stage and is subject to the risks associated with activities of development stage companies. As such, the Company has no operating results through April 13, 2005, and their ability to begin operations is dependent upon the completion of a Financing. The Company has selected March 31 as their year-end.
      The Company’s management has broad discretion with respect to the specific application of the net proceeds of the proposed initial public offering of its Units (as described in Note C) (“Proposed Offering”), although substantially all of the net proceeds of the Proposed Offering are intended to be generally applied toward acquiring one or more operating businesses in the technology, media or telecommunications industries (“Business Combination”), which may not constitute a business combination for accounting purposes. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Offering, at least ninety percent (90%) of the net proceeds, after payment of certain amounts to the underwriter, will be held in a trust account (“Trust Fund”) and invested in government securities until the earlier of (i) the consummation of its first Business Combination or (ii) the distribution of the Trust Fund as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that holders of 20% or more of the shares issued in the Proposed Offering vote against the Business Combination, the Business Combination will not be consummated. However, the persons who were stockholders prior to the Proposed Offering (the “Founding Stockholders”) will participate in any liquidation distribution with respect to any shares of the common stock acquired in connection with or following the Proposed Offering.
      In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Proposed Offering, or 24 months from the consummation of the Proposed Offering if certain extension criteria have been satisfied (the “Acquisition Period”), the proceeds held in the Trust Fund will be distributed to the Company’s public stockholders, excluding the Founding Stockholders to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Proposed Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Proposed Offering discussed in Note C).
      Going concern consideration — As indicated in the accompanying financial statements, at April 13, 2005, the Company had $150,000 in cash and a working capital deficiency of $70,000. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. Management’s plans to address this uncertainty through a Proposed Offering are discussed in Note C. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the target business acquisition period. These factors, among others, raise substantial doubt about the Company’s ability to continue operations as a going concern.
      On August 5, 2005, the Company effected a five-for-six reverse split of its shares of common stock. Additionally, the Company reduced the number of authorized shares of common stock from 400,000,000 to 50,000,000. All references in the accompanying financial statements to the number of shares of common stock and loss per share have been retroactively restated to reflect these transactions.

Ad.Venture Partners, Inc.
(a development stage company)
Notes to Financial Statements — (Continued)
Note B — Summary Of Significant Accounting Policies
[1]     Loss per common share:
      Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period after giving effect to a reverse stock split.
[2]     Use of estimates:
      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
[3]     Income taxes:
      Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.
      The Company recorded a deferred income tax asset for the tax effect of deferred start-up costs, aggregating approximately $340. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at April 13, 2005.
      The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.
[4]     Deferred offering costs:
      Deferred offering costs consist principally of legal and underwriting fees incurred through the balance sheet date that are related to the Proposed Offering and that will be charged to capital upon the receipt of the capital or charged to expense if not completed.
Note C — Proposed offering
      The Proposed Offering calls for the Company to offer for public sale up to 12,500,000 units (“Units”) (excluding 1,875,000 units pursuant to the underwriters’ over-allotment option and 625,000 units issuable upon exercise of the representative’s purchase option described below). Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two redeemable common stock purchase warrants (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $5.00 (or an exercise price of $6.65 for warrants underlying the representative’s purchase option units) commencing on the later of (a) one year from the date of the final prospectus for the Proposed Offering or (b) the completion of a business combination with a target business and expiring five years from the date of the final prospectus for the Proposed Offering. The Warrants will be redeemable at a price of $.01 per Warrant upon 30 days notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given.
      The Company has also agreed to sell to Wedbush Morgan Securities Inc., for $100, an option to purchase up to a total of 625,000 units, consisting of one share of common stock and two warrants, at $7.50 per unit, commencing on the later of the consummation of the business combination and one year

Ad.Venture Partners, Inc.
(a development stage company)
Notes to Financial Statements — (Continued)
after the date of the final prospectus for the Proposed Offering and expiring five years after the date of such final prospectus. The warrants underlying such units will have terms that are identical to those being issued in the current offering, with the exception of the exercise price, which will be set at $6.65 per warrant. The purchase option will also contain a cashless exercise feature that allows the holder or holders of the purchase option to receive units on a net exercise basis. In addition, the purchase option will provide for registration rights that will permit the holder or holders of the purchase option to demand that a registration statement be filed with respect to all or any part of the securities underlying the purchase option within five years of the completion of the current offering. Further, the holder or holders of the purchase option will be entitled to piggy-back registration rights in the event the Company undertakes a subsequent registered offering within seven years of the completion of the current offering.
      The sale of the option will be accounted for as a cost attributable to the proposed offering. Accordingly, there will be no net impact on the Company’s financial position or results of operations, except for the recording of the $100 proceeds from the sale. The Company has estimated, based upon a Black Scholes model, that the fair value of the option on the date of sale would be approximately $3,180,779, using an expected life of five years, volatility of 94.5%, and a risk-free rate of 4.12%. However, because the units do not have a trading history, the volatility assumption is based on information currently available to management. The volatility assumption is derived by averaging five-year historical stock prices for a representative sample of 20 technology, media or telecommunications companies with market capitalization below $500 million, which management believes is a reasonable benchmark to use in estimating the expected volatility of the units after the consummation of a business combination. Although an expected life of five years was used in the calculation, if the Company does not consummate a business combination within the prescribed time period and the Company liquidates, the option will become worthless.
Note D — Notes Payable To Stockholders
      The Company issued two $75,000 unsecured promissory notes to two of the Founding Stockholders of the Company on April 12, 2005. The notes bear interest at 4% per annum and are payable on the earlier of April 11, 2006 or the consummation of the Proposed Offering. Due to the related party nature of the notes, the estimated fair value of the notes is not reasonably determinable.
Note E — Related Party Transaction
      The Company has agreed to pay eXact Advertising, LLC, a related party and privately-held advertising company where certain of the Founding Stockholders serve in executive capacities, an administrative fee of $7,500 per month for office space and general and administrative services from the effective date of the Proposed Offering through the acquisition date of a target business.
Note F — Commitment and Contingencies
      In connection with the Proposed Offering, the Company has committed to pay to the underwriters a 4% fee of the gross offering proceeds upon the consummation of the Proposed Offering, with an additional 2% fee of the gross offering proceeds and a 1% expense allowance of the gross offering proceeds (excluding the over-allotment option) payable upon the Company’s consummation of a Business Combination.
Note G — Subsequent Event
      On August 5, 2005, the Company effected a five-for-six reverse stock split. Following the reverse stock split, there were 3,124,998 shares of common stock outstanding. Additionally, the Company reduced the number of authorized shares of common stock from 400,000,000 to 50,000,000. All references in the

Ad.Venture Partners, Inc.
(a development stage company)
Notes to Financial Statements — (Continued)
accompanying financial statements to the number of shares of common stock and loss per share have been retroactively restated to reflect these transactions.

     Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
     No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.
$75,000,000
12,500,000 Units

PROSPECTUS

Wedbush Morgan Securities
                                                        Adams Harkness
                                                                                                                Maxim Group LLC
                                                                                                                                                                        Ramius Securities
                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

SEC Registration Fee	$40,000
NASD Filing Fee	30,000
Accounting Fees and Expenses	25,000
Printing and Engraving Expenses	75,000
Legal Fees and Expenses	325,000
Blue Sky Services and Expenses	50,000
Miscellaneous(1)	40,000

Total	$585,000

(1)	This amount represents additional expenses that may be incurred by the Registrant or Underwriters in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.
      Our Amended and Restated Certificate of Incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.
      “Section 145. Indemnification of officers, directors, employees and agents; insurance.
      (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
      (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
      (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
      (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
      (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
      (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
      (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
      (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
      (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
      (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
      Paragraph B. of Article Eighth of our Amended and Restated Certificate of Incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding or which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.”
      Article XI of our Bylaws provides for indemnification of any of our directors, officers, employees or agents for certain matters in accordance with Section 145 of the DGCL.
      Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.
      (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:

Stockholders	Number of Shares

Howard S. Balter	1,687,500
Ilan M. Slasky	1,687,500
Lawrence J. Askowitz	75,000
Dr. Shlomo Kalish	75,000
Thomas Rogers	75,000
Ken Jacquin	50,000
William Margiloff	50,000
Hillel Weinberger	50,000
      Such shares were issued on April 12 and 13, 2005 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act of 1933, as they were sold to sophisticated, wealthy individuals who were each accredited investors, as defined in Rule 501(a) of the Securities Act of 1933. The shares issued to the individuals and entities above were sold for an aggregate offering price of $1,000 at an average purchase price of approximately $.0003 per share. No underwriting discounts or commissions were paid with respect to such sales.
      On August 5, 2005, we effected a five-for-six reverse stock split. The sole purpose for such reverse stock split authorized by the board of directors was to maintain the existing stockholders’ collective ownership at 20% of our issued and outstanding shares of common stock immediately after the offering. Following the reverse stock split, there were 3,124,998 shares of common stock outstanding.

Item 16.	Exhibits and Financial Statement Schedules.
      (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

1.1	Form of Underwriting Agreement

3.1	Amended and Restated Certificate of Incorporation

3.2	By-laws**

4.1	Specimen Unit Certificate****

4.2	Specimen Common Stock Certificate**

4.3	Specimen Warrant Certificate****

4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant****

4.5	Form of Purchase Option to be granted to the Representative

5.1	Opinion of Cooley Godward llp

10.1	Stock Purchase Agreement between the Registrant and Howard S. Balter****

10.2	Stock Purchase Agreement between the Registrant and Ilan M. Slasky****

10.3	Stock Purchase Agreement between the Registrant and Lawrence J. Askowitz****

10.4	Stock Purchase Agreement between the Registrant and Dr. Shlomo Kalish****

10.5	Form of Letter Agreement between the Registrant and each of the existing stockholders****

10.6	Form of Letter Agreement between Wedbush Morgan Securities Inc. and each of the existing stockholders****

10.7	Form of Lock-up Agreement to be entered into between Wedbush Morgan Securities Inc. and each of the existing stockholders****

Exhibit No.	Description

10.8	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant

10.9	Promissory Note issued by the Registrant to Howard S. Balter**

10.10	Promissory Note issued by the Registrant to Ilan M. Slasky**

10.11	Form of Registration Rights Agreement among the Registrant and each of the existing stock-holders****

10.12	Form of Warrant Purchase Agreement among Wedbush Morgan Securities Inc. and one or more of the existing stockholders

10.13	Office Service Agreement between the Registrant and eXact Advertising, LLC****

10.14	Form of Warrant Purchase Agreement among the Registrant and the Managing Underwriters

14.1	Code of Ethics

23.1	Consent of Eisner LLP

23.2	Consent of Cooley Godward llp (incorporated by reference from Exhibit 5.1)

24	Power of Attorney**
99.1	Audit Committee Charter

*	To be filed by amendment.

**	Previously filed in connection with Ad.Venture Partners, Inc.’s registration statement on Form S-1 (File No. 333-124141) filed April 18, 2005.

***	Previously filed in connection with Amendment No. 1 to Ad.Venture Partners, Inc.’s registration statement on Form S-1 (File No. 333-124141) filed May 27, 2005.

****	Previously filed in connection with Amendment No. 2 to Ad.Venture Partners, Inc.’s registration statement on Form S-1 (File No. 333-12414) filed June 30, 2005.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
      (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 8, 2005.

Ad.Venture Partners, Inc.

By:	/s/ Howard S. Balter

Howard S. Balter
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature		Title	Date

* Howard S. Balter		Chairman and Chief Executive Officer (Principal Executive Officer)	August 8, 2005

* Ilan M. Slasky		President, Secretary and Director (Principal Financial and Accounting Officer)	August 8, 2005

* Lawrence J. Askowitz		Director	August 8, 2005

* Dr. Shlomo Kalish		Director	August 8, 2005

By:	/s/ Howard S. Balter Howard S. Balter Pursuant to Power of Attorney filed with this Registration Statement on April 18, 2005